An offering statement pursuant to Regulation A (17 CFR 230.251, et seq.) relating to the securities described herein (the “Securities”) has been filed with the U.S. Securities and Exchange Commission. Information contained in this preliminary offering circular (the “Preliminary Offering Circular”) is subject to completion or amendment. The Securities may not be sold nor may offers to buy be accepted before the Offering Statement is qualified. This Preliminary Offering Circular will not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of the Securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The issuer of the Securities may elect to satisfy its obligation to deliver a final offering circular (“Final Offering Circular”) by sending you a notice within two business days after the completion of its sale to you that contains the uniform resource locator where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular (Subject to Completion)	November 28, 2022

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

ITEM 1.

COVER PAGE OF PRELIMINARY OFFERING CIRCULAR

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the date as of which the Offering Statement has been qualified by the Commission

Mr. Mango LLC

9570 West Pico Boulevard

Los Angeles, CA 90035

+(310) 746-1400

https://skybound.com (the contents of which do not constitute part of this Offering Circular)

Up to 150,000 Units

Aggregate Offering Amount: $75,000,000

Minimum Investment: $500

Mr. Mango LLC, a Delaware limited liability company (“we,” “us,” “our,” or the “Company”), is conducting a Regulation A Tier 2 offering (this “Offering”) of its limited liability company common equity interests (“Common Interests,” and also referred to herein as “Units” or “Unit,” as applicable), each of which are subject to the conditions set forth in “Securities Being Offered.” The number of Units subject to this Offering is 150,000. Of that amount, we are offering for sale, to the public, up to 150,000 Units at a fixed price of $500 per Unit (the “Offering Price”). The minimum purchase per investor is $500 (1 Unit). Additional purchases may be made in multiples of $500 (1 Unit). No investor will be entitled to a fractional Unit. If the purchase price paid, divided by the Offering Price, results in a number of Units that is not a whole number, the number of Units to which the investor is entitled will be rounded down to the nearest whole number.

This Offering, which is not subject to the sale of any minimum number of Units, is being conducted on a “best efforts” basis through a registered broker-dealer, which will be paid (i) a brokerage commission, in cash, of 6% of the first $20,000,000 of the aggregate Offering Price of all Units sold in this Offering, 5% of the next $30,000,000 of the aggregate Offering Price of all Units sold in this Offering, and 1.5% of all dollar value over $50,000,000 of the aggregate Offering Price of all Units sold in this Offering (the “Brokerage Commission”); and (ii) a securities commission – that is, a commission paid in Units – of 1.5% of all Units sold in this Offering, provided the aggregate Offering Price of all Units sold in this Offering is equal to or exceeds $25,000,000. 225,000 of Units not being offered for sale in this Offering are being reserved for the payment of that securities commission. No Company officer or director who introduces friends, family members and business acquaintances to any selling agent in this Offering will receive commissions or any other remuneration from any such sales.

Sale of the Units will commence within two calendar days after the date (the “Qualification Date”) as of which the Commission qualifies the offering statement (the “Offering Statement”) related to this offering circular (this “Offering Circular”). The Units will be offered for sale on a continuous basis, pursuant to Rule 251(d)(3)(i)(F) of Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”), until the earliest of (i) the 240th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Units offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Units sold and the amount of capital raised. If we sell all of the 150,000 Units we are offering, our gross proceeds will be $75,000,000. All funds raised will become available to us and will be used as described under “Use of Proceeds.” Investors are advised that unless their subscriptions are rejected, they will not be entitled to a return of their subscription funds and could lose their entire investment.

Effective on October 24, 2022, we implemented a 1-to-7.18732 split of our issued and outstanding limited liability company equity interests (such split, the “Unit Split”). All limited liability company equity interest and per limited liability company equity interest information have been retroactively adjusted to reflect the Unit Split for all periods presented, unless otherwise indicated. The Company’s financial statements have not been adjusted to reflect the Unit Split.

If any subscriptions are rejected, the associated sale proceeds will be returned to the related investors, without interest. Otherwise, because this Offering is not conditioned on the sale of any minimum number of Units, proceeds from the sale of Units will be retained by the Company.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to visit www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Gross Proceeds	Underwriting Discount and Commissions		Proceeds to Company(2)	Proceeds to Other Persons
Total Maximum:	$75,000,000	$3,075,000	(1)	$71,625,000	$294,995

(1)	The Units are being offered on a “best efforts” basis through OpenDeal Broker LLC (“ODB”), a broker-dealer registered with the Commission and admitted to membership in the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). As of the date of this Offering Circular, the Company is a party to a selling agreement with ODB. The Brokerage Commission (defined above) will be paid to ODB with respect to all Units sold in this Offering. In addition to the Brokerage Commission, ODB will also receive a securities commission, payable in Units, equal to 1.5% of all Units sold in this Offering, provided the aggregate Offering Price for all Units sold in this Offering is equal to or exceeds $25,000,000. We may be required to indemnify ODB and possibly other parties with respect to disclosures made in this Offering Circular. We reserve the right, in connection with this Offering, to enter into posting agreements with equity crowdfunding firms not associated with FINRA member firms, for which we may pay non-contingent fees as compensation. See “Plan of Distribution” for details regarding the compensation payable to third-parties in connection with this Offering.

(2)	The amounts shown in “Proceeds to the Company” reflect amounts after deducting our offering expenses, which include legal, accounting, printing, and blue sky compliance fees and expenses incurred in this Offering. See “Use of Proceeds” and “Plan of Distribution” for details.

THE UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF CERTAIN STATES. THE UNITS ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE LAWS. THE UNITS MAY BE SUBJECT IN VARIOUS STATES TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH STATE LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE UNITS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

As of the date of this Offering Circular, no public market exists for the Units, and no such public market may ever develop. If it does, it may not be sustained. As of the date of this Offering Circular, the Units are not traded on any exchange or on the over-the-counter market, and we can provide no assurance that it will ever be quoted on a stock exchange or a quotation service. We anticipate that proceeds from this Offering will be employed as outlined in “Use of Proceeds” and “Description of Business.” For more information on the Units, see “Securities Being Offered.”

These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6.

This Offering Circular follows the offering circular disclosure format of Part II of Form 1-A/A.

Offering Circular Dated November 28, 2022

Implications of being an Emerging Growth Company

As an issuer with less than $1 billion in total gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). This will be significant if and when we become subject to the ongoing reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements analyzing how these elements compare with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our members on executive compensation or golden parachute arrangements;

●	will be exempt from certain executive compensation disclosure provisions requiring a pay for performance graph and CEO pay ratio disclosure; and

●	may present only two years of financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations (or MD&A) disclosure.

We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

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Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act or until such earlier time, if any, as we no longer meet the definition of an emerging growth company. We would no longer be an emerging growth company if our revenues exceeded $1.07 billion; if we issued more than $1.0 billion in nonconvertible debt in a three-year period; or if the market value of the common equity held by the public exceeded $700 million as of our fiscal year-end.

We do not intend to register a class of securities under Section 12 of the Exchange Act.

THIS OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART, AND ITS USE FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN THE SECURITIES IS NOT AUTHORIZED AND IS PROHIBITED.

THIS OFFERING IS SUBJECT TO WITHDRAWAL OR CANCELLATION BY THE COMPANY AT ANY TIME AND WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART NOTWITHSTANDING TENDER OF PAYMENT OR TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE NUMBER OF SECURITIES SUBSCRIBED FOR BY SUCH INVESTOR.

THE OFFERING PRICE OF THE SECURITIES HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

ADVICE OF FORWARD-LOOKING STATEMENTS

Certain statements in this Offering Circular constitute forward-looking statements. When used in this Offering Circular, the words “may,” “will,” “should,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “expect,” “continue,” and similar expressions or the negatives thereof are generally intended to identify forward-looking statements. Such forward-looking statements, including the intended actions and performance objectives of the Company, involve known and unknown risks, uncertainties, and other important factors that could cause the actual results, performance, or achievements of the Company to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. No representation or warranty is made as to future performance or such forward-looking statements. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectation with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those that we anticipate and that are expressed or implied by the use of such forward-looking statements and, for many reasons, are subject to certain risks. All forward-looking statements in this Offering Circular speak only as of this Offering Circular’s date, based on information available to us (taking into consideration that certain information is unknown or not available to us) as of the date hereof, and we assume no obligation to update any forward-looking statement or information contained in this Offering Circular.

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ITEM 2.

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ITEM 3.

SUMMARY OF OFFERING

This Summary of Offering highlights information contained elsewhere in this Offering Circular and does not contain all of the information you should consider before investing in the Units. Before making an investment decision, you should read the entire Offering Circular carefully, including the “Risk Factors” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the financial statements and the notes to the financial statements. An investment in the Units presents substantial risks and you could lose all or substantially all of your investment.

Mr. Mango LLC (the “Company,” “we,” “us” or “our”), is a Delaware limited liability company formed on December 14, 2016.  The Company, together with its subsidiaries, is a multiplatform entertainment company that engages with creators and their intellectual properties to create engaging content and deliver one-of-a-kind experiences to fans. The Company extends creator’s stories across platforms including comics, television, film, video games, tabletop, books, digital content, audio programming, and beyond. The Company is home to critically acclaimed global franchises including The Walking Dead, Invincible, Superfight, and Impact Winter.  The Company maintains key partnerships across the entertainment industry including Universal Pictures and Image Comics, holds a first look development deal with Audible, and has engaged an ongoing strategic business partnership with mobile games publisher and developer 5th Planet Games (OAX: FIVEPG). The Company’s capabilities include publishing, production, and global distribution for video games across all genres, including the multi-million unit selling Telltale’s The Walking Dead video game series. The Company is also a strategic global marketing and distribution partner of Striking Distance Studios for the highly-anticipated survival-horror game The Callisto Protocol.

The Company is hereby offering up to 150,000 Units, on a “best efforts” basis. As of the date of this Offering Circular, there is no public market for the Company’s securities, and no such public market may ever develop. An investment in the Units involves a high degree of risk. You should purchase Units only if you can afford to lose your entire investment (see “Risk Factors” beginning on page 6 of this Offering Circular).

Sale of the Units will commence within two calendar days after the date as of which the Commission qualifies the Offering Statement (the “Qualification Date”). The Company will offer the Units for sale until the earliest of (i) the 240th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Units offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Units sold and the amount of capital raised. The period during which the Company is offering Units for sale is referred to in this Offering Circular as the “Offering Period.” The Company is offering, for sale, Units with an aggregate Offering Price of $75,000,000 (see “Plan of Distribution”). During the Offering Period, unless the terms of this Offering are revised, Units will be offered at $500 per Unit (the “Offering Price”). During the Offering Period (as it may be extended), investor funds, excluding any interest, will be promptly returned if subscriptions are rejected.

The minimum purchase per investor is $500 (1 Unit). Additional purchases may be made in multiples of $500 (1 Unit). No investor will be entitled to a fractional Unit. If the purchase price paid, divided by the Offering Price, results in a number of Units that is not a whole number, the number of Units to which the investor is entitled will be rounded down to the nearest whole number. No member of the Company is selling Units in this Offering.

Tier 2 Reporting Requirements

As the Company is conducting the Offering pursuant to Regulation A Tier 2, the Company will be required to file annual, semiannual, and current reports with the Commission on an ongoing basis.

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RISK FACTORS

Investing in the Units involves a high degree of risk and many uncertainties. You should carefully consider the risks described below along with all of the other information contained in this Offering Circular, including our financial statements and the related notes, before deciding whether to purchase the Units. If any of the adverse events described in the following risk factors, as well as other factors which are beyond our control, actually occur, our business, results of operations and financial condition may suffer significantly. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks associated with the Company and its business model.

The Company depends on key personnel to maintain its competitive position.

The ability of the Company to maintain its competitive position depends, to a large degree, on the services of the Company’s management team and managers. The loss or diminution in the services of members of the management team or an inability to attract, retain and maintain additional management personnel could have a material adverse effect on the Company’s financial performance. Competition for personnel with relevant expertise is intense because of the small number of qualified individuals, and that competition may seriously affect the Company’s ability to retain its existing management and attract additional qualified management personnel, which could have a significant adverse impact on the Company’s financial performance.

The Company operates within a highly competitive industry.

Our competition with competing mid-size, multi-platform businesses within the art and entertainment industry such as Skydance Media, Annapurna, Legendary and even large multi-platform entertainment companies such as the Walt Disney Corporation, Netflix, Amazon and Electronic Arts could lead to the Company’s being unable to become profitable. This competitive environment may impede the Company’s ability to market efficiently and continue building brand awareness.

This competitive industry also witnesses consistent development of new business models, which the Company may struggle to maintain a robust financial position against. Such competition could lead to the Company’s inability to continue being profitable or maintain or grow its customer base.

The Company may be unable to maintain brand awareness to the extent necessary to continue being profitable.

We believe developing and maintaining awareness of and consumer engagement with our brand in a cost-effective manner is critical to achieving widespread acceptance of our existing and future services and is an important element in attracting new customers and maintaining old customers. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide attractive products at competitive prices. Our efforts to build our brand will involve significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If our efforts to promote and maintain our brand are not successful, we may fail to attract enough new customers and maintain old customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

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The Company operates within a speculative industry.

Certain segments of the entertainment, media and communications industry are highly speculative and have historically involved a substantial degree of risk. For example, if a property is optioned by a studio, the option may not become exercised, or if exercised, a film may still not be made, or even if a film is made, the success of a particular film, video game, program or recreational attraction depends upon unpredictable and changing factors. Such factors include, among other things, the success of promotional efforts, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, public acceptance and other tangible and intangible factors, many of which are beyond our control. Investors should consider the speculative nature of the industry in which we operate in prior to making an investment.

The Company’s products may fail to achieve economic success.

We cannot guarantee the economic success of any of our products because such success depends on a variety of factors, none of which are not entirely within our control. Such factors include, among other things, the public’s acceptance of the product, critical reviews, competing products on the market, the availability of distribution channels for our products, general economic conditions, and other tangible and intangible factors. If the Company’s products fail to achieve economic success, the Company’s financial performance will be negatively impacted, and so would the potential value of the Units.

The Company’s financial success depends upon consumer reception of its products, which is difficult to predict.

The production and distribution of comic books, online publishing, television programs, motion pictures and other entertainment content are inherently risky businesses because the revenues we derive and our ability to distribute and license rights to our content depend primarily upon its acceptance by the public. Consumer reception of our products is difficult to predict. Audience tastes change frequently and it is a challenge to anticipate what content will be successful at a certain point in time. In addition, the commercial success of our content also depends upon the quality and acceptance of competing programs, motion pictures and other content available or released into the marketplace at or near the same time. Other factors, including the availability of alternative forms of entertainment and leisure time activities, general economic conditions, piracy, digital and on-demand distribution and growing competition for consumer discretionary spending may also affect the audience for our content. Furthermore, the theatrical success of a film may impact not only the theatrical revenues we receive but also those from other distribution channels, such as from online streaming and video-on-demand and DVD sales. A poor theatrical performance may also impact our negotiating strength with distributors and retailers, resulting in less desirable product promotion. Ultimately, reduced public acceptance of our entertainment content can affect all of our revenue streams and may adversely impact our results of operations.

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The Company’s financial performance may be limited by changes or disruptions in the manner in which its digital content is distributed.

The manner in which consumers access film content has undergone rapid and dramatic changes over the years. For example, some ancillary means of distribution, such as DVDs, have gained importance and then faded. We cannot provide any assurance that new distribution channels will be as profitable for the film industry as today’s channels or that we will successfully exploit any new channels. We can also not provide any assurance that current distribution channels will maintain their profitability. In addition, films and related products are distributed internationally and are subject to risks inherent in international trade, including war and acts of terrorism, instability of foreign governments or economies, fluctuating foreign exchange rates and changes in laws and policies affecting the trade of movies and related products.

The Company’s financial performance depends, in part, on its ability to respond to and capitalize on rapid changes in consumer behavior resulting from new technologies and distribution platforms.

Technology in the online and mobile arenas changes rapidly. We must adapt to advances in technologies, distribution outlets and content transfer and storage to ensure that our content remains desirable and widely available to our audiences while protecting our intellectual property interests. The ability to anticipate and take advantage of new and future sources of revenue from such technological developments will affect our ability to continue to increase our revenue and expand our business. Similarly, we also must adapt to changing consumer behavior driven by technological advances such as video-on-demand and a desire for more short form and user-generated and interactive content. These technological advances may impact traditional distribution methods, such as reducing the demand for DVD or Blu-Ray products and the desire to see motion pictures in theaters. If we cannot ensure that our content is responsive to the lifestyles of our target audiences and capitalize on technological advances, our revenues will decline and our financial performance may be adversely affected.

Strikes and other union activity may negatively impact the Company’s financial performance.

We and our suppliers engage the services of writers, directors, actors and other talent, trade employees and others who are subject to collective bargaining agreements. If we or our suppliers are unable to renew expiring collective bargaining agreements, it is possible that the affected unions could retaliate in the form of strikes or work stoppages. Such actions, higher costs in connection with the collective bargaining agreements, or a significant labor dispute could adversely affect our business by causing delays in the production, the release date or by reducing the profit margins of our media content.

The Company’s intellectual property rights could be unenforceable or ineffective, and the Company could be subject to claims for intellectual property infringement.

One of the Company’s most valuable assets is its intellectual property. Companies, organizations, or individuals, including competitors, may hold or obtain copyright, trademarks, or other proprietary rights that would prevent, limit, or interfere with the Company’s ability to make, use, develop, sell, or market all or portions of its products, which would make it more difficult for the Company to operate its business. These third parties may have applied for, been granted, or obtained copyrights or trademarks that relate to intellectual property that competes with the Company’s intellectual property, thereby requiring the Company to develop or obtain alternative products, or obtain appropriate licenses for such products, which may not be available on acceptable terms or at all. Such a circumstance may result in the Company’s having to significantly increase development efforts and resources to redesign some of its products in order to safeguard the Company’s competitive edge against competitors in the same industry. There is a risk that the Company’s means of protecting its intellectual property rights may not be adequate, and weaknesses or failures in this area could adversely affect the Company’s business or reputation, financial condition, and/or operating results.

From time to time, the Company may receive communications from holders of copyrights or trademarks regarding their proprietary rights. Companies holding copyrights or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge the Company to enter into licensing arrangements. In addition, if the Company is determined to have infringed upon a third party’s intellectual property rights, the Company may be required to cease offering its products, pay substantial damages, seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, and/or establish and maintain alternative branding for the Company’s products. The Company may also need to file lawsuits to protect its intellectual property rights from infringement from third parties, which could be expensive, and time-consuming; and could distract management’s attention from its core operations.

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There is a risk that the Company’s compliance with personal information and data privacy laws in the United States and internationally may be inadequate or non-compliant.

The Company maintains personal information and data regarding its employees and parties it engages in the course of its business operations. The Company employs measures to ensure that it complies with the personal and data privacy laws in the U.S. regarding the collection, storage, transfer, and use of personal information and data. For instance, the Company engages outside counsel to ensure such compliance. However, there is no guarantee that the Company’s measures will be adequate or fully compliant. Investors should be aware of the risk of the Company’s non-compliance, which may lead to financial losses for the Company.

The Company’s success is dependent on the performance of our directors, executive officers, and key employees, and the Company does not have key person life insurance policies on any such personnel.

Our success is dependent on the performance of our directors, executive officers and key employees, and our ability to retain and motivate such personnel. The Company’s inability to retain such highly qualified personnel could materially adversely affect the Company’s business, financial condition, cash flow, and results of operations. Further, although the Company relies on such highly qualified personnel for its financial success, it does not have any key person life insurance policies for such personnel. In the event of such personnel’s death or disability, the Company will not receive compensation to ameliorate the financial impact of such personnel’s loss. Investors should consider the risk that the Company may fail to retain directors, executive officers, and key employees and the potentially negative impact of such loss on the Company’s financial performance.

The distribution of our film and video games could be affected by rating restrictions that may limit their marketability and accessibility to wider audiences, thus potentially reducing our revenue.

Some of our films and video games contain mature content and themes and may be subject to ratings restrictions and censorship. Such restrictions and censorship could limit our ability to commercialize our films and video games. We cannot predict how the Motion Picture Association of America (“MPAA”) or the Entertainment Software Rating Board (“ESRB”) will rate our films and video games, respectively. Certain agreements we plan to obtain, including agreements with distribution companies, may be contingent upon our products ultimately receiving a rating classification from MPAA or ESRB no more restrictive than PG or E/E10+/T. Certain distributors may only offer marketing and advertising support for films and video games with certain classifications. If, for any reason, our films and video games do not receive ratings acceptable to such distributors, we may have fewer distribution venues available to us, and thus a smaller audience for our film and video games. Such an occurrence will reduce our revenues and overall profitability.

Additionally, censors in certain foreign jurisdictions might find elements of our films or video games to be objectionable. We may have to make revisions before exhibiting our films or offering our video games in such jurisdictions before their launch, which may further add to our expenses. Further, our films or video games may still be denied regardless of any revisions we make. Such occurrences will reduce our international revenues and overall profitability.

The Company faces risks of malicious cyberattacks, which may damage the Company’s reputation, intellectual property, and products.

Like other companies in the entertainment industry, the Company faces risk of malicious cyberattacks. Some of the Company’s products are delivered to customers through streaming services and over the internet. A cyberattack may render such streaming or other internet services inaccessible and frustrate customer demands, leading to reputational damage and interrupted revenue for the Company if viewers do not obtain the products they paid for. Additionally, cyberattacks may result in intellectual property theft and leaks, which can also interrupt the Company’s revenue stream and lead to reputational damage. Such potential losses may cause the Company to lose its market share and harm the Company’s financial performance.

The Company relies on key talent in the entertainment industry, such as writers, actors and performers, for the success of its products.

The Company’s film and television products feature creative input from writers and performances from entertainers. If such talent fails to fulfill their duties, the Company may bear additional costs to remedy such failures. Our loss of or inability to retain talent presents the risk of monetary loss for the Company. Additionally, there is no guarantee that performers will not engage in risky or uncomplimentary behaviors that damage the reputation of the Company. Such reputational harm may negatively affect the Company’s financial performance.

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The Company faces third party liability exposure.

In order to distribute its products to a broad consumer base, the Company often contracts with third parties. Despite the precautions the Company takes and third-party liability insurance, many unforeseen events may occur that result in the Company’s third-party liability. The Company may incur losses as a result of such third-party liability exposure.

The recent turmoil in the financial markets may continue and materially adversely affect the Company’s economic performance.

Recent turmoil in the financial markets has adversely affected economic activity in the United States and other regions of the world in which the Company’s products are offered. It is uncertain whether and for how long this economic turmoil and instability in the economic markets will continue. A continued decline in economic activity could adversely affect our revenue and business. Further, such sustained decline could impact the performance on the royalties we receive on sales of licensed consumer products and our trade paperbacks, comic books, and advertising. Such economic conditions may also impair the ability of those with whom we do business to satisfy their obligations to us, which may also adversely impact our financial performance.

We may continue to be significantly affected by the worldwide effects of the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus that was reported to have surfaced in Wuhan, China, emerged as the cause of the disease now commonly referred to as COVID-19. It has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 intensified and the U.S., Europe and Asia implemented certain shifting travel restrictions and social distancing. The impacts of the outbreak and its waves of variants continue to be felt. The widespread health crisis has adversely affected and could continue to affect the global economy in the near- and long-term, that could negatively impact the value of the Units and investor demand for the Units generally.

The continued spread of COVID-19 and its variants has continued to disrupt the global capital markets, which could increase our cost of capital and/or adversely affect our ability to access the capital markets in the future and could cause a further economic slowdown or recession or other unpredictable events, any of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 continues to affect our financial results will depend on future developments, which are highly uncertain and cannot be predicted at this time. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 continues to harm the global economy generally.

The occurrence of natural disasters may adversely affect our business, financial condition and results of operations.

The occurrence of natural disasters, including hurricanes, floods, earthquakes, tornadoes, fires and pandemic disease may adversely affect our business, financial condition or results of operations. The potential impact of a natural disaster on our results of operations and financial position is speculative and would depend on numerous factors. The extent and severity of these natural disasters determines their effect on a given economy. Although the long-term effect of diseases such as the COVID-19 “coronavirus,” H5N1 “avian flu,” or H1N1, the swine flu, cannot currently be predicted, previous occurrences of avian flu and swine flu had an adverse effect on the economies of those countries in which they were most prevalent. We also do not have business interruption or property damage insurance to offset the losses that may stem from events causing disruptions to our business. We cannot assure investors that natural disasters will not occur in the future or that our business, financial condition and results of operations will not be adversely affected.

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Our business and operations may experience rapid growth. If we fail to manage our growth, our business and operating results could be adversely affected and we may have to incur significant expenditures to address the additional operational and control requirements of such growth.

We may experience rapid growth in our sales and operations, which may place significant demands on our management, operational, and financial infrastructure. If we fail to manage this growth, the quality of our products could suffer, which could negatively affect our brand and operating results. Improvements to the Company’s operational, financial, and management, as well as its reporting systems and procedures, will have to be implemented to manage such growth. Such improvements may require significant capital expenditures and require valuable management resources. Furthermore, if such improvements are not implemented successfully, our ability to manage potential growth could be impaired and additional expenditures may have to be made to address such impairments. Investors should consider the possibility of the Company’s rapid growth as well as the adverse impact that may result of such growth is not managed successfully.

The Company may incur significant costs complying with regulations.

Although the First Amendment to the U.S. constitution provides strong protection to free speech, the protection is not absolute. Media content falling under unprotected categories could contribute to potential civil or criminal liability for the Company. The production and distribution of media content will also be subject to complex federal, state and local laws, rules and regulations. Compliance with these laws could impose substantial costs on the Company.

Our limited liability operating agreement includes an arbitration and forum selection clause, which could limit our members’ ability to obtain a favorable judicial forum for disputes with us.

Our limited liability operating agreement requires that JAMS arbitration is the sole and exclusive forum for any dispute, claim, or controversy arising out of or relating to the limited liability operating agreement (together with all amendments, the “Operating Agreement”) or the Company’s Certificate of Formation. Any person or entity purchasing or otherwise acquiring any Unit is deemed to have notice of and consented to the foregoing provisions. This forum selection provision in our Operating Agreement may limit our members’ ability to obtain a favorable judicial forum for disputes with us. It is also possible that, notwithstanding the forum selection clause included in our Operating Agreement, an arbitrator could rule that such a provision is inapplicable or unenforceable.

Risks associated with this Offering and the Units

There is no direct correlation between the Offering Price of the Units and the Company’s asset value, net worth, earnings, or any other established criteria of value.

The Offering Price of $500.00 per Unit has been determined by the management of the Company and bears no direct relationship to the Company’s asset value, net worth, earnings or any other established criteria of value. Investors purchasing Units under the incorrect assumption of a direct correlation between Company value and the price at which the Units are being offered for sale may be assuming more risk than intended and must clearly understand that they can lose all or any part of their investment.

The Company is unable to provide assurances that it will successfully raise the funds necessary to achieve its desired use of the proceeds.

Although the Company is attempting to raise $75,000,000 in this Offering, it is engaging in this Offering on a “best efforts” basis and, therefore, the Company is not obligated to raise the full $75,000,000. The Company has, and will have, the right to close on one or more subscriptions for the Units, and to immediately begin using the proceeds of such subscriptions, regardless of the amounts raised, notwithstanding that the Company may not have received subscriptions for all or even substantially all of the amounts that it is seeking to raise. Because the Company cannot ensure that it will be able to (or that it will decide to) sell all or substantially all of the Units offered for sale in this Offering, the Company could close on substantially less than $75,000,000. If the Company decides to terminate this Offering before it has sold all the Units initially offered for sale, it may not have sufficient capital to achieve the desired use of its proceeds.

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Even if the Company sells all the Units in this Offering, it may need substantial additional capital to fund working capital needs. There can be no assurance that additional financing will be available to the Company on commercially reasonable or acceptable terms, or at all. In addition, if the Company incurs debt, the risks associated with its business and with owning the Units could increase.

No independent valuation of the Company has been performed in determining the terms of this Offering, and the Offering Price has been arbitrarily determined by the Company and bears no relationship to the Company’s assets, earnings, book value, net tangible value, or other generally accepted criteria of value for investment.

No independent valuation of the Company has been performed in determining the terms of this Offering. The Company has determined the Offering Price arbitrarily and, therefore, the Offering Price does not necessarily bear any relationship to the Company’s assets, earnings, book value, net tangible value, or other generally accepted criteria of value for investment. The Offering Price is higher than the net tangible book value per Unit immediately before the commencement of this Offering; and even with the inflow of $75,000,000 in capital if this Offering is fully subscribed, the net tangible book value per Unit immediately after the conclusion of this Offering will still be less than the portion of the Offering Price of a Unit.

An investor’s ownership interest could be significantly diluted.

An investor’s ownership interest in the Company may be subject to future dilution. The Company may, and most likely will, need to raise additional capital in the future. In connection with raising such capital, the Company may issue additional membership interests or other securities, which may include membership interests with liquidation, distribution, voting or other preferential rights that are senior to the rights of the Units. The Company also may enter into strategic partnerships or acquisitions in the future in connection with which it may need to issue additional Units or other securities, and it may issue additional Units or other securities to existing or future officers, directors, employees and consultants as compensation or incentives. As a result of the foregoing, a purchaser of Units in this Offering could find its interest in the Company diluted in the future through a decrease in the purchaser’s relative percentage ownership of the Company.

Voting control is in the hands of a few large members.

Voting control of the Company is concentrated in the hands of a small number of members. You will not be able to influence our policies or any other Company matter, including the election of the board of managers, changes to the Company’s governance documents, expanding any service provider incentive interest pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring member approval. See “Securities Being Offered.” These few members will make all major decisions regarding the Company. As a minority member, you will not have a say in these decisions.

Certain securities of the Company have a liquidity preference over the Units.

The Company has issued Series A and Series B Preferred Interests, both of which have a liquidity preference to the Units.  Thus, in the event of a sale or other disposition of the Company’s assets, persons who hold either Series A or Series B Preferred Interests will be paid out prior to holders of the Units.  It is possible that in any distribution of assets of the Company the holders of Series A or Series B Preferred Interests would receive a return but the holders of the Units would not.

The Company may sell membership interests concurrently to certain investors on more favorable terms.

Certain investors may negotiate alternative terms for the purchase of the Company’s membership interests. The Company is under no obligation to amend and restate any particular unit purchase agreement, subscription agreement, or other selling document based on subsequent agreements executed with the Company on different terms or to notify investors of any alternative terms, including any that may be more favorable for certain investors.

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If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential investors could lose confidence in our financial reporting, which may adversely impact our business and the value of the Units.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results may be adversely impacted. In the future, we may discover areas of our internal controls that need improvement. We cannot be certain that any measures we implement will ensure that we achieve and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required, new, or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Less than ideal internal controls could also cause investors in the Company to lose confidence in our reported financial information, which could adversely impact the value of the Units.

ITEM 4.

DILUTION

Dilution (also known as equity dilution) occurs when a company issues new equity, which results in a decrease of an existing member’s ownership percentage of that company. Dilution can also occur when holders of options to purchase membership interests, such as company employees, or holders of other optionable securities, exercise their options. When the number of membership interests outstanding increases, each existing member owns a smaller, or diluted, percentage of the company. Dilution may happen anytime a company needs additional capital and issues equity securities to obtain such additional capital.

Dilution can also occur when a company issues equity as a result of an arbitrary determination of the offering price of the membership interests being offered. In the case of this Offering, because there is no established public market for the Units, the Offering Price and other terms and conditions relating to the Units have been determined by the Company arbitrarily and do not bear any necessary relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the Offering Price or its fairness to investors.

From time to time after the termination of this Offering, we may issue additional membership interests to raise additional capital for the Company. Any such issuances may result in dilution of then existing members, including investors in this Offering. If in the future the number of membership interests outstanding increases, each existing member will own a smaller, or diluted, percentage of the Company, which, depending on the amount of capital raised by the issuance of the additional membership interests, could render the membership interests then held by members less valuable than before the new issuance. Dilution may also reduce the value of existing membership interests by reducing such membership interests’ profits per membership interest. There is no guarantee that dilution of the Units will not occur in the future.

No Common Interests (voting equity in the Company), or any other form of equity in the Company, have been issued to any officer, director, promoter of the Company in a transaction during the 12 months preceding the date of this Offering Circular.

The Company adopted an Equity Incentive Plan in 2019 (“Equity Incentive Plan”), under which options covering 99,300 non-voting membership interests (such interests, “Incentive Plan Interests”) may be granted to employees, consultants, and members of the Board of Managers. The strike price at which the options may be exercised cannot be lower than the fair market value of the Incentive Plan Interests on the date the option is granted. As of November 28, 2022, the Company has issued unexercised options covering 47,263 Incentive Plan Interests.

The Company has authorized non-voting membership interests that may be granted pursuant to the Company’s option plan for service providers (such membership interests, “Incentive Plan Interests”). The value of the Units may be diluted if such options are exercised. In addition, the Company has granted certain Common Interest Appreciation Rights (“CIARs”) for certain executives. The value of the Units may be diluted if such options and/or CIARs are exercised.

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ITEM 5.

PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we have filed with the Commission, using a continuous offering process. Periodically, if we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we have filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular, the related exhibits filed with the Offering Statement, and any Offering Circular supplement, together with additional information contained in the annual reports, semi-annual reports and other reports and information statements that we will file periodically with the Commission.

The Company is offering for sale up to 150,000 Units, at a fixed price of $500 per Unit (the “Offering”) through OpenDeal Broker LLC, a broker-dealer registered with the Commission and admitted to membership in the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). This Offering is being conducted on a “best efforts” basis and is not conditioned on the sale of any minimum number of Units. No Company officer or director who introduces friends, family members and business acquaintances to any selling agent in this Offering will receive commissions or any other remuneration from any such sales. No member of the Company is selling Units in this Offering. If investors purchase all of the Units we are offering, our gross proceeds will be $75,000,000.

Sale of the Units will commence within two calendar days after the Qualification Date. This Offering will be made in the United States in as many as all fifty (50) states. It will end on the earliest of (i) the 240th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Units offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Units sold and the amount of capital raised. The Company has the right to terminate this Offering at any time, regardless of the number of Units that have been sold.

No investor purchasing Units will have any assurance that other purchasers will invest in this Offering. Once Units are subscribed for, subscription funds will become available to us and may be transferred by the Company directly from our administrative account into our operating account for use as described in “Use of Proceeds” as set forth herein. Once subscriptions are accepted during the Offering Period, subscribers have no right to a return of their funds and could lose their entire investment. If the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

As of the date of this Offering Circular, the Company is a party to an engagement agreement with OpenDeal Broker LLC, a Commission-registered broker-dealer, member of FINRA and SIPC. Pursuant to such engagement agreement, the Company will pay to ODB, in consideration of ODB’s engagement to host this Offering and perform related services, as follows: (a) 6% of the first $20,000,000 raised; (b) 5% of the next $30,000,000 raised; and (c) 1.5% of all dollar value over $50,000,000 raised. In addition, ODB will receive a securities commission, payable in Units, equal to 1.5% of all Units sold in this Offering, provided the aggregate Offering Price of all Units sold in this Offering is equal to or exceeds $25,000,000. In accordance with FINRA Rule 5110(e)(1), for a period of 180 days after the Qualification Date, the Units issued to ODB (the “ODB Units”) may not be exercised and the ODB Units may not be sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the ODB Units by any person. The ODB Units to be received by ODB in connection with this Offering: (i) fully comply with lock-up restrictions pursuant to FINRA Rule 5110(e)(1); and (ii) fully comply with transfer restrictions pursuant to FINRA Rule 5110(e)(2).

Under such engagement agreement with ODB, if the Company provides written consent, ODB may also pass through certain ancillary costs. We may be required to indemnify ODB and possibly other parties with respect to disclosures made in this Offering Circular. Any other fees that we may pay to ODB or other third parties will not be commissions or considered as underwriting compensation. We reserve the right to enter into posting agreements with equity crowdfunding firms not associated with FINRA member firms in connection with this Offering, for which we may pay non-contingent fees as compensation. The Company has not engaged and does not anticipate engaging any other FINRA member firms in connection with this Offering.

In order to subscribe to purchase the Units, a prospective investor must complete, sign and deliver to the Company a subscription agreement (in the form attached as Exhibit 4.1 to the Offering Statement) and either mail or wire funds for the related subscription amount (payable to Mr. Mango LLC) in accordance with the subscription agreement’s instructions.

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The Company reserves the right to reject any investor’s subscription in whole or in part for any reason or no reason. If any prospective investor’s subscription is rejected, all funds received from that investor will be returned without interest or deduction.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we may use additional advertising, sales and other promotional materials in connection with this Offering. Such materials may include public advertisements and audio-visual materials, in each case only as authorized by the Company. Although any such materials will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Units, such materials may not give a complete understanding of this Offering, the Company or the Units and are not to be considered part of this Offering Circular. This Offering is made ONLY by means of this Offering Circular, and prospective investors must read and rely only on the information provided in this Offering Circular in connection with their decision to invest in the Units.

Investment Limitations

Generally, no sale may be made to a natural person in this Offering if the aggregate purchase price paid is more than 10% of the greater of that person’s annual income or net worth (or, in the case of an investor that is not a natural person, if the aggregate purchase price paid is more than 10% of the greater of that person’s revenues or net assets for its most recently completed fiscal year end). Investors must answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act.

Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to visit www.investor.gov.

The above noted investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 under the Securities Act.

A natural person is an accredited investor if he/she meets one of the following criteria:

● his or her individual net worth, or joint net worth with the investor’s spouse or spousal equivalent, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and he or she has no reason to believe that that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the investor’s residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth;1

● he or she has individual annual income in excess of $200,000 in each of the two most recent years, or joint annual income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

● he or she holds in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

● he or she is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

A business entity or other organization is an accredited investor if it is any of the following:

● a corporation, limited liability company, exempt organization described in Section 501(c)(3) of the Internal Revenue Code, business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

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● an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

● a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, and whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act;

● certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, registered investment companies, registered investment advisers; investment advisers relying on certain registration exemptions, and “rural business investment companies”;

● any private “business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (the “Advisers Act”);

● any family office as defined in Rule 202(a)(11)(G)-1 under the Advisers Act with assets under management in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment (any such family office, “Family Office”);

[1]	For the purposes of calculating “joint net worth” in the bullet-point paragraph above, joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent. Assets need not be held jointly to be included in the calculation. Reliance on the joint net worth standard above does not require that the securities be purchased jointly.

● any family client, as defined in Rule 202(a)(11)(G)-1 under the Advisers Act, of a Family Office and whose prospective investment in the issuer is directed by such Family Office;

● any entity, of a type not listed above, which was not formed for the specific purpose of acquiring the securities offered, and which owns investments in excess of $5,000,000; or

● any entity in which all of the equity owners are accredited investors.

Under Rule 251 of Regulation A, an investor that is neither an accredited investor nor a natural person is subject to the investment limitation and may invest funds only to the extent that they do not exceed 10% of the greater of the purchaser’s revenue or net assets for the purchaser’s most recently completed fiscal year end. A natural person that is not an accredited investor may invest funds only to the extent that they do not exceed 10% of the greater of the purchaser’s annual income or net worth.

NOTE: A natural person’s net worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of the person’s primary residence and may exclude any indebtedness secured by that residence (up to an amount equal to its value). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Units.

As described above, in order to purchase Units and before the Company may accept any funds from an investor, the investor will be required to represent, to the Company’s satisfaction, that he, she, or it is either an accredited investor or is in compliance with the investment limitation described in the second preceding paragraph.

The Company, subject to compliance with Rule 255 of the Securities Act and corresponding state regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, television and the Internet. We have plans to solicit investors using the Internet through a variety of existing Internet advertising mechanisms, such as search-based advertising, search engine optimization and our website. We will offer the Units (i) as permitted by Rule 251(d)(1)(ii), whereby offers may be made after the Offering Statement is filed with the Commission but before it is qualified, provided that any written offers are made by means of a preliminary offering circular that complies with Rule 254 and (ii) as permitted by Rule 251(d)(1)(iii), whereby offers may be made after the Qualification Date, provided that any written offers are accompanied with or preceded by the most recent Offering Circular filed with the Commission.

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No sales will be made to any investor before the Offering Statement has been qualified by the Commission and a final Offering Circular has been made available to that investor.

Before we accept any investment funds or any subscription agreements, we will determine the states in which the prospective investors reside. Subject to the Company’s right to reject any investor’s subscription in whole or in part for any reason or no reason, we will process investments on a first-come, first-served basis, up to the maximum aggregate offering amount of $75,000,000.

ITEM 6.

USE OF PROCEEDS

We are offering for sale up to 150,000 Units, subject to the conditions set forth in “Securities Being Offered,” each Unit having a fixed price of $500. The Company is not conditioning this Offering on the sale of any minimum number of Units, meaning that we will retain the proceeds from the sale of any of the offered Units. This Offering is being conducted on a “best efforts” basis through a registered broker-dealer that is admitted to membership in FINRA and SIPC. (See “Plan of Distribution”).

Sale of the Units will commence within two calendar days after the Qualification Date. This Offering will end on the earliest of (i) the 240th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Units offered by this Offering Circular have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Units sold and the amount of capital raised. If all of the Units offered are purchased, our gross proceeds will be $75,000,000. The following illustrates the Company’s estimated application of proceeds. As a point of comparison, we have added a column assuming the sale of half of the offered Units (i.e., 75,000 Units) during the Offering Period.

Please see the table below for a summary of the Company’s intended use of proceeds from this Offering:

	$37,500,000 Comparative	% Allocation @ $35,000,000	$75,000,000 Maximum	% Allocation @ $75,000,000

Strategic partnership for development of anime projects	$9,075,000	24.2%	$18,000,000	24%
Video game development projects	$8,700,000	23.2%	$17,250,000	23%
Original television production	$6,750,000	18%	$14,250,000	19%
Executive compensation	$5,250,000	14%	$10,500,000	14%
Investing in internal marketing capabilities	$3,375,000	9%	$7,875,000	10.5%
Investment in internal legal, finance, and human resources capabilities	$1,980,005	5 .3%	$3,750,000	5%

Subtotals	$35,130,005	93.7%	$71,625,000	95.5%

Offering Expenses (Cash Component)
Broker Commission	$2,075,000	5.5%	$3,075,000	4.1%
Accounting and Audit Fees	$200,000	0.5%	$200,000	0.3%
Legal Fees	$70,000	0.2%	$70,000	0.1%
Blue Sky Compliance Fees and Expenses	$20,000	0.0%	$20,000	0.0%
Edgarization Fees	$4,995	0.0%	$4,995	0.0%

Totals	$37,500,000	6.2%	$75,000,000	4.5%

The above table is intended to provide an overview of the contemplated application (or use) of proceeds over time (approximately 24 months) as a function of the success of this Offering’s capital raise.

Assuming a raise of $37,500,000, representing 50% of the maximum offering amount, the net proceeds of this Offering would be approximately $35,130,005 after subtracting estimated offering costs of $2,075,000 to OpenDeal Broker LLC in cash commissions, $200,000 in accounting and audit fees, $70,000 in legal fees, $20,000 in blue sky compliance fees and expenses, and $4,995 in Edgarization fees. We believe that if investors subscribe for Units with an aggregate sale price of at least $37,500,000, the use of proceeds outlined above will be achievable.

Assuming a maximum raise of $75,000,000, the net proceeds of this Offering would be approximately $71,625,000 after subtracting estimated offering costs of $3,075,000 to OpenDeal Broker LLC in cash commissions, $200,000 in accounting and audit fees, $70,000 in legal fees, $20,000 in blue sky compliance fees and expenses, and $4,995 in Edgarization fees. We believe that if the Offering is fully subscribed and we raise $75,000,000, the use of proceeds outlined above will be achievable.

Assuming a raise of less than $37,500,000, we expect that the Company would not pursue spending on executive compensation or original television projects.

The Company reserves the right to change the above use of proceeds.

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ITEM 7.

DESCRIPTION OF BUSINESS

Overview of the Company

Mr. Mango LLC is a Delaware limited liability company formed on December 14, 2016. The Company is the holding company for a multi-platform entertainment enterprise which owns and exploits intellectual property across platforms primarily including comics and other books, television, film, video games, tabletop games, digital content and audio programming.

The Company, directly or through its subsidiaries, has majority-owned subsidiaries in the art and entertainment industry.

Directly owned subsidiaries

Bumbio, LLC is a holding company organized in Delaware on January 17, 2017.

Blah Blah Boys, LLC is a production company organized in Delaware on May 4, 2017.

Dark Stories, LLC is a production company organized in California on December 19, 2013, which engages in certain activities related to projects in production for television and film, including engaging writers and is a signatory to the Writers Guild of America collective bargaining agreement.

IBO, LLC is a music publishing company organized in Delaware on December 10, 2018.

Itchy Water, LLC is a limited liability company organized in Delaware on June 30, 2016, which was formerly used for a joint venture but has no active operations.

Skybound, LLC owns certain intellectual property and was organized in California on June 2, 2010.

Tea Hot, LLC is a production company organized in California on March 3, 2016, which engages in certain activities related to projects in production for television and film, including engaging actors, and is a signatory to the SAG-AFTRA collective bargaining agreement.

This is JOJO, LLC is a production company organized in Delaware on December 22, 2016 which engages in certain activities related to projects in production for television and film, including engaging certain and is a signatory to the Directors Guild of America collective bargaining agreement.

Viltrumite Pants, LLC is a production company organized in Delaware on May 25, 2018 and is primarily responsible for the production of the animated television series Invincible.

Indirectly owned subsidiaries

Boaty Boat Boat, LLC is a holding company organized in Delaware on May 18, 2018, owned by the Company through Bumbio, LLC. Boaty Boat Boat, LLC owns a marine craft.

El El See LLC is a publishing company organized in Delaware on May 22, 2017, owned by the Company through Bumbio, LLC. El El See LLC is engaged in the publication of literary work.

Fakakta Studios, Inc. is a Delaware corporation owned by the Company through Bumbio, LLC, with no current operations.

HowYaKnow, LLC is a limited liability company organized in Delaware on October 9, 2018, owned by the Company through Boaty Boat Boat, LLC, a subsidiary of Bumbio, LLC. HowYaKnow, LLC owns the video game Telltale’s The Walking Dead.

Shoe Leather Digital, Inc. is a corporation organized in Delaware on August 30, 2017 owned by the Company through Skybound Interactive, LLC, a subsidiary of Bumbio, LLC. Shoe Leather Digital, Inc. is a production company that creates and distributes original digital content.

Skybound Game Studios, Inc. is a corporation organized in Delaware on September 7, 2017, owned by the Company through Bumbio, LLC. Skybound Game Studios, Inc. is a company which publishes and distributes video games. The entity also owns two subsidiaries in Europe, Skybound Games Europe B.V., which was organized in the Netherlands, and handles video game distribution in Europe and Skybound Games UK Limited, which was organized in England and Wales and engages certain employees in the United Kingdom. In addition, Skybound Game Studios, Inc. holds an investment in 5th Planet Games AS.

Skybound Interactive, LLC is a limited liability company organized in Delaware on March 11, 2014, owned by the Company through Bumbio, LLC. Skybound Interactive, LLC is an interactive entertainment company that licenses certain of the Company’s intellectual property rights to third parties for the development of video games.

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The Competitive Landscape

The market for entertainment products is intensely competitive and subject to rapid change. We compete against providers of different sources of entertainment, such as movies, television, video games and other interactive entertainment, comic books, online casual entertainment and music that our customers could enjoy in their free time. Important competitive factors in our industry include the ability to attract and maintain strong relationships with creators, quality and creative integrity of our products, brand recognition, reputation, price and marketing. We compete against other content creators for distribution of the Company’s content across varied media and platforms. We also against other entertainment video, streaming and interactive providers, such as multichannel video programming distributors, streaming entertainment providers (including those that provide pirated content), video gaming providers and more broadly against other sources of entertainment that our customers could choose in their moments of free time. The Company’s merchandise licensing, publishing and retail businesses compete with other licensors, publishers and retailers of character, brand and celebrity names. Operating results for the merchandise business are influenced by seasonal consumer purchasing behavior and by the timing and performance of programming broadcasts, publication and game and theatrical releases.

We also compete against streaming entertainment providers and content producers in developing new relationships with creators and acquisitions or licenses of new content for exploitation by the Company according to its model across various media.

The Company’s internet web sites and digital content products compete with other web sites and entertainment products in their respective categories.

While consumers may maintain simultaneous relationships with multiple entertainment sources, we strive for ongoing engagement with a dedicated audience of fans of the Company’s intellectual property.

Sources of Revenue

The Company’s revenue stems from the exploitation of intellectual property owned or licensed by the Company. Revenue is derived from (1) sales of entertainment products such as video games, comic books, merchandise, tabletop games and more, which includes direct-to-consumer sales and sales through third party distributors, (2) licensing and royalties from the exploitation of the Company’s intellectual property by third parties across diverse media platforms, and (3) the Company’s provision of professional services to third parties related to the exploitation of intellectual property in the entertainment industry, including marketing services, digital content production services and other producing and executive producing services.

The Company’s Team

As of the date of this Offering Circular, the Company employs 175 full-time employees and 4 part-time employees.

Legal Proceedings

From time to time, the Company may be involved in legal proceedings or may be subject to other claims against it. The results of such legal proceedings and the resolution of such claims cannot be predicted with certainty; but in either case, they could have an adverse impact on the Company’s business because of defense and settlement costs, diversion of resources and other factors. The Company is not currently subject to any material claims against it, nor is it involved in any material legal proceedings.

ITEM 8.

DESCRIPTION OF PROPERTY

The Company, through its subsidiaries, leases (1) office space located at 9750 W Pico Blvd., Los Angeles, California (the “Pico Office”) and (2) an office and studio production space located at 10911 Riverside Drive in Los Angeles, California (the “Riverside Drive Office”). The lessor of the Pico Office is Blueberry & Chicken, LLC, an entity owned and controlled by David Alpert and Robert Kirkman. The lessor of the Riverside Drive Office is Spicy Sauce, LLC, an entity owned and controlled by David Alpert, Jon Goldman and Robert Kirkman.

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ITEM 9.

MANAGEMENT’S DISCUSSION

AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section regarding “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes a number of forward-looking statements that reflect the Company management’s current views with respect to future events and financial performance. You can identify these statements by forward-looking words such as “may” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by the Company in this report and in its other reports filed with the Commission. Important factors currently known to the Company could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or any changes in the future operating results over time. The Company believes that its assumptions are based upon reasonable data derived from and known about its business and operations. No assurances are made that actual results of operations or the results of the Company’s future activities will not differ materially from its assumptions. Factors that could cause differences include, but are not limited to, expected market demand for the Company’s services, fluctuations in pricing for materials, and competition.

Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company” or “our Company” refer to Mr. Mango LLC, and its subsidiaries.

Business Overview

The Company, together with its subsidiaries, is a multiplatform entertainment company that engages with creators and their intellectual properties to create engaging content and deliver one-of-a-kind experiences to fans. The Company extends creator’s stories across platforms including comics, television, film, video games, tabletop, books, digital content, audio programming, music publishing and beyond. The Company is home to critically acclaimed global franchises including The Walking Dead, Invincible, Superfight, and Impact Winter.  The Company maintains key partnerships across the entertainment industry including Universal Pictures and Image Comics, holds a first look development deal with Audible, and has engaged an ongoing strategic business partnership with mobile games publisher and developer 5th Planet Games (OAX: FIVEPG). The Company’s capabilities include publishing, production, and global distribution for video games across all genres, including the multi-million unit selling Telltale’s The Walking Dead video game series. The Company is also a strategic global marketing and distribution partner of Striking Distance Studios for the highly-anticipated survival-horror game, The Callisto Protocol.

Sources of Revenue

The Company’s revenue stems from the exploitation of intellectual property owned or licensed by the Company. Revenue is derived from (1) sales of entertainment products such as video games, comic books, merchandise, tabletop games and more, which includes direct-to-consumer sales and sales through third party distributors, (2) licensing and royalties from the exploitation of the Company’s intellectual property by third parties across diverse media platforms, and (3) the Company’s provision of professional services to third parties related to the exploitation of intellectual property in the entertainment industry including marketing services, digital content production services and other producing and executive producing services.

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Operating Results

	December 31, 2021	December 31, 2020
Revenue	$64,386,320	$42,877,688
Cost of Revenue	$33,863,197	$26,845,712
Total operating expenses	$22,144,200	$17,594,375
Other income	$2,997,101	$2,152,353
Interest income	$11,034	$18,398
Interest expense	$(108,047)	$(247,759
Income tax	$2,347,149	$231,395
Net Income	$9,028,875	$358,559
Loss from Minority Interests	$(546,801)	$(877,619)
Net Income attributable to Mr Mango LLC and subsidiaries	$9,585,676	$1,236,178
Foreign currency exchange	$66,981	$93,198
Earnings per Common Interest, basic	$11.25	$1.44
Earnings per Common Interest, diluted	$9.85	$1.36

	Six months ended	Year ended
	June 30, 2022	December 31, 2021
Revenue	$48,208,209	$64,386,320
Cost of Revenue	$25,681,119	$33,863,197
Total operating expenses	$16,366,085	$22,144,200
Other income	$13,176,556	$2,997,101
Interest income	$541	$11,034
Interest expense	$(35,336)	$(108,047
Income tax	$7,279,147	$2,347,149
Net Income	$12,058,414	$9,028,875
Loss from Minority Interests	$(240,544)	$(546,801)
Net Income attributable to Mr Mango LLC and subsidiaries	$12,298,958	$9,585,676
Foreign currency exchange	$358	$66,981
Earnings per Common Interest, basic	$14.47	$11.25
Earnings per Common Interest, diluted	$10.71	$9.85

Revenue

The Company generates revenue primarily through the sale of physical and digital product, licensing & royalties, and certain services, including production and marketing services.

For the fiscal year ended December 31, 2021, the Company had revenue of $64,386,320 compared to $42,877,688 in the fiscal year ending on December 31, 2020. The increase in net sales was due to increased business and production activity and sales volume across the entertainment industry after emergence from the height of the COVID-19 pandemic lock down in 2020 as well as the Company’s increasing strategic focus on publishing and distribution of video games in light of the changing global entertainment landscape.

For the six months ending on June 30, 2022, the Company had revenue of $48,208,209, which is an average of $8,034,702 per month, compared to $64,386,320 in the fiscal year ending on December 31, 2021, which is an average of $5,365,527 per month. This monthly increase was due to better than expected performance of our licensing as well as our back catalogue in video games.

Cost of Revenue

During the year ending on December 31, 2021, cost of revenue totaled $33,863,197. During the year ending on December 31, 2020, cost of revenue totaled $26,845,712. The reason for such increase in cost of revenue in 2021 was increased sales volume across the entertainment industry after the Company’s emergence from the height of the COVID-19 pandemic lock down in 2020.

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For the six months ending on June 30, 2022, cost of revenue was $25,681,119, which is an average of $4,280,187 per month compared to $33,863,197 in the fiscal year ending on December 31, 2021, which is an average $2,821,933 per month. This increase is driven by our increase in revenues.

Operating Expenses

The Company’s operating expenses increased from $17,594,375 in the year ending on December 31, 2020 to $22,144,200 in the year ending on December 31, 2021. The primary reason for such increase in operating expenses in 2021 is the return to a more normal level of operations after the height of the COVID-19 pandemic lock down in 2020, including increased use of the Company’s facilities and business-related travel, as well as costs associated with outfitting the Company’s workforce with the necessary resources for a hybrid in-person and work-from-home work environment.

For the six months ending on June 30, 2022, operating expenses were $16,366,085, which is an average of $2,727,681 per month, compared to $22,144,200, the fiscal year ending on December 31, 2021, which is an average of $1,845,350 per month. This increase was due to an increase in our development as well as increasing our staff resources to handle the growth.

Sales and marketing expenses

During the year ending on December 31, 2021, sales expenses totaled $6,392,231. During the year ending on December 31, 2020, sales expenses totaled $4,495,531. The Company increased in marketing activities in 2021 after the Company’s emergence from the height of the COVID-19 pandemic lockdown in 2020.

For the six months ending on June 30, 2022, sales and marketing expenses were $4,254,129, compared to $6,392,231 in the fiscal year ending on December 31, 2021.

Other Income and Expenses

During the year ending on December 31, 2021, interest income was $11,034 with an interest expense of ($108,047). During the year ending on December 31, 2020, interest income was $18,398 with an interest expense of ($247,759).

For the period ending on December 31, 2021, the Company generated other income of $2,997,101. For the period ending on December 31, 2020, the Company recorded a gain on other income of $2,152,353.

For the six months ending on June 30, 2022, the Company generated other income of $13,176,556, compared to $2,997,101 in the fiscal year ending on December 31, 2021. The reason for this increase is an unrealized gain related to the acquisition of warrants.

For the year ending on December 31, 2021, the Company generated income on foreign currency exchange of $66,981. For the year ending on December 31, 2020, the Company recorded a gain on foreign currency exchange of $93,198.

Income Tax

Income taxes were $2,347,149 for the year ending on December 31, 2021. Income taxes were $231,395 for the year ending on December 31, 2020.

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Net Income

The Company’s net income for the year ending on December 31, 2021 was $9,028,875, compared to $358,559 for the year ending on December 31, 2020. Such increase in the net income in 2021 was primarily due to sales of video games published by the Company’s subsidiaries, services income from two significant new engagements (i) as the strategic global marketing and distribution partner of Striking Distance Studios for the highly-anticipated survival-horror game The Callisto Protocol and (ii) as the production partner of Genvid Entertainment and Facebook for The Walking Dead: Last MILE, a massively interactive live event (MILE) Facebook Gaming and Facebook Watch exclusive, and royalty revenue from the newly published The Walking Dead: Survivors mobile game.

For the six months ending on June 30, 2022, net income was $12,058,414, compared to $9,028,875 for the year ending on December 31, 2021.

Total Assets

For the year ending on December 31, 2021, the Company possessed assets totaling $60,011,768, primarily consisting of cash and cash equivalents, receivables, inventories, software development costs, and prepaid expenses and other current assets. For the year ending on December 31, 2020, the Company possessed assets totaling $29,460,101, primarily consisting of cash and cash equivalents, receivables, inventories, software development costs, and prepaid expenses and other current assets. This increase in assets in 2021 was primarily due to the Company’s Series B Preferred Interest financing and an increase in sales volume.

For the six months ending on June 30, 2022, the Company possessed assets totaling $86,787,079, compared to $60,011,768 for the year ending on December 31, 2021. The reason for this increase is primarily due to positive operating cash flow and the increase in investments.

Total Liabilities

For the year ending on December 31, 2021, liabilities totaled $19,604,365, primarily consisting of short-term debt. For the year ending on December 31, 2020, liabilities totaled $13,809,241, primarily consisting of short-term debt. The increase in liabilities in 2021 is primarily due to accrued royalties that are not payable until cash is received.

For the six months ending on June 30, 2022, liabilities totaled $30,571,508, compared to $19,604,365 for the year ending on December 31, 2021. The reason for this increase is primarily due to the increase in deferred contract revenue.

Cash Flows from Operating Activities

Net cash used in operating activities was ($229,930) for the period ending on December 31, 2021 and net cash used in operating activities for the period ending on December 31, 2020 was ($3,182,721).

The net cash provided by operating activities for the six months ending on June 30, 2022 was $11,782,184, compared to ($229,930) for the period ending on December 31, 2021.

Cash Flows from Investing Activities

During the period for the year ending on December 31, 2021, net cash used in investing activities was ($1,934,111), and during the period for the year ending on December 31, 2020, net cash used in investing activities was ($96,579).

The net cash used in investing activities for the six months ending on June 30, 2022 was ($4,186,272), compared to ($1,934,111) for the period ending on December 31, 2021.

Cash Flows from Financing Activities

Net cash provided by financing activities was $15,136,981 for the period ending on December 31, 2021, and during the period for the year ending on December 31, 2020, net cash provided by financing activities was $4,628,976.

The net cash provided by financing activities for the six months ending on June 30, 2022 was $2,181,094, compared to $15,136,981 for the period ending on December 31, 2021.

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Equity Financing

To date, the Company has raised a total of $40,407,403 through membership interests, including preferred membership interests, common membership interests, options, and warrants. The Company has used the capital raised from equity financing for an aggregate equity investment of $10,500,000 in the mobile games developer 5th Planet Games, which the Company is investing through a subsidiary of Bumbio, LLC, Skybound Game Studios, Inc., over an approximately 2-year period starting in September 2021 as well as other costs associated with such investment transaction, investment in video game publishing and distribution and future strategic investment opportunities.

Liquidity and Capital Resources

The proceeds of this Offering are not essential to the continuing operations of the Company; however, they are essential to the growth of the Company’s operations. As a result, the majority of the proceeds from this Offering will be used to fund the Company’s sales and marketing efforts, as well as to fund the cost of future development and expansion. The Company plans to use the proceeds of this Offering as set forth in the section titled “Use of Proceeds.” As the Company is operating in one of the fastest growing industries, the demand for content is growing and it is essential for the Company to expand its product offering to capture a market in order to establish the Company as a content leader.

As of December 31, 2021, the Company has a current ratio of 2.77 and operating expenses of $22,144,201. The Company expects to be able to meet anticipated cash operating expenses and capital expenditures for 12 months. The primary sources of the Company’s liquidity are cash from its 2021 Series B Preferred Interest financing and cash resulting from ongoing operations. The Company also has access to an $8M line of credit. The Company also has potential access to additional sources of capital through additional rounds of private capital funding.

In the past two years, the bulk of the Company’s capital expenditures have been to develop smaller original video games of about $5,000,000 a year. As of December 31, 2021, the Company had a remaining obligation of $9,000,000 related to the acquisition of 5th Planet Games. However, with two successful pieces of creative work, timing is of the essence and the Company plans on making the most of the current popularity to develop AAA games and along with growing the sales, marketing and social media teams to increase sales. Upon the closing of this Offering, the Company does intend to have material capital expenditures in the future. See “Use of Proceeds.”

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Revenue Trends

During 2020, the Company’s television and film productions were paused and the Company used this as an opportunity to pivot resources towards video games. Video game revenue is categorized into four types: 1) physical product 2) digital product, 3) licensing/royalty, and 4) distribution/publishing. In addition, if an opportunity presents itself, the Company also provides video game marketing services. Both physical and digital product revenue are recognized upon sale. Licensing and royalty revenue are recognized in line with performance obligations along with any service revenue. Video games represented about 70% of revenue in 2020 and 80% in 2021 and we expect it to represent 80% of revenue going forward.

Costs and Expenses Trends

The Company expects operating expenses to increase for the fiscal year ending December 31, 2022, primarily due to an increase in general and administrative costs associated with the addition of personnel to support the Company’s growth and legal, accounting and audit expenses due to costs associated with this Offering, an increase in sales and marketing costs, primarily due to increased marketing event costs and increased marketing and social media campaigns to support the targeted revenue growth.

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Trend Information

Over the next 12 months, the Company anticipates that it will continue its current strategy of bringing creator’s visions for their intellectual property to life across media platforms including comics, television, film, video games, tabletop, books, digital content, audio programming and music publishing, including:

●	continuing to expand Company’s publishing and distribution of both independent video game titles and video games based on Company-owned IP such as Invincible and Impact Winter;
●	strengthening the strategic relationship with 5th Planet Games through co-financing video games and increasing the Company’s engagement with audiences in Europe;
●	pursuing new strategic partnership opportunities including for development of anime projects;
●	expanding productions of original television;
●	building robust capabilities internally to address the growing needs of the business in the area of marketing and community management; and
●	strengthening internal legal, finance and HR resources.

ITEM 10.

DIRECTORS AND MANAGEMENT

The Company’s managers, executive officers and other significant individuals, their positions and ages as of November 28, 2022, their terms of office, and their approximate hours of work per week are as follows:

Name	Position	Age	Term of Office
David Alpert	Chief Executive Officer, Secretary, and Manager	47	Began July 2018*
Jon Goldman	Co-Chairman and Manager	56	Began July 2018**
Robert Kirkman	Co-Chairman, Chief Creative Officer, and Manager	43	Began July 2018***
Byung Joon Song	Manager	41	Began November 2016
Kevin D. Irwin, Jr.	Manager	46	Began June 2021
Ian Livingstone Carmen Carpenter	Manager Manager	72 48	Began February 2022 Began July 2022

*	Mr. Alpert has been the CEO of Skybound, LLC and certain other subsidiaries of the Company since 2010; Mr. Alpert served as the sole Manager of the Company from May 2017 to July 2018.
**	Mr. Goldman has been an executive officer of Skybound, LLC and certain other subsidiaries of the Company since 2013.
***	Mr. Kirkman has been an executive officer of Skybound, LLC and certain other subsidiaries of the Company since 2010.

Executive Officers

David Alpert: As CEO, Mr. Alpert oversees operations, creative development and production, and strategic business initiatives for the company and its ventures. Mr. Alpert is also a prolific producer across television, film, and digital series. His television credits include The Walking Dead, (and its spinoffs), Outcast, Dirk Gently, Locke & Key, Dead by Dawn (the first-ever nature horror docu-series), and Super Dinosaur (an animated children’s series based on Robert Kirkman’s comic book of the same name). Alpert will also be serving as an executive producer on the upcoming series Psi Cops with Adult Swim Canada, Demon In The White House for Discovery, and the feature film Renfield directed by Chris McKay with Universal. His other film credits include American Ultra, AIR, and Spare Parts. He also serves as executive producer on the animated hit series, Invincible, which has been renewed for a 2nd and 3rd season at Amazon and is in development for a live-action film adaptation at Universal. Alpert was a winner of the 2021 EY Entrepreneur Of The Year award.  He is a member of the Young Presidents’ Organization (YPO) and is an honors graduate of Harvard University and New York University School of Law.

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Jon Goldman: As Co-Chairman, Mr. Goldman is focused on new businesses initiatives for the company. He has an extensive knowledge of emerging technologies and the confluence of content. He has been instrumental in developing the interactive game business of the Company, including the development and production of highly successful games including: Scopely’s The Walking Dead: Road to Survival and Overkill’s The Walking Dead. In addition to his guiding role at Skybound, Jon is a Board Partner at Greycroft Partners. Greycroft is a venture capital investment company focused on high tech and innovative business startups. In this capacity he is an advisor to several startups and a board member of the largest children’s participatory philanthropy program in the US. Previously, Jon served as board member and CEO for two portfolio companies of Jerusalem Venture Partners in videogames and online video. He was a Founder, Chairman and CEO of Foundation 9 Entertainment, the largest independent videogame developer in the world with 11 studios and 1000 employees, ultimately selling the company in 2006. Mr. Goldman started his career at a boutique investment bank focused on US-Asia strategic deals. Mr. Goldman attended Harvard University and graduated magna cum laude in Asian Studies, Phi Beta Kappa, as well as the University of Kyoto and an entrepreneurial management program at UCLA Anderson School.

Robert Kirkman: Mr. Kirkman, an advocate for creator rights, co-founded the Company alongside his long-time business and producing partner David Alpert in an effort to ensure creators are able to maintain their intellectual property rights and creative control. Mr. Kirkman continues to develop and produce multiple personal projects and has collaborations with an extensive list of creators across the Company including comics, video games, film and television (traditional and digital platforms), licensing, and merchandising. First and foremost a comic creator himself, Mr. Kirkman has seen ground-breaking success in the adaptation of his comic book titles into major franchises in all forms of content. In 2010, his Eisner award winning series, The Walking Dead, was developed into an AMC television series. It has become a worldwide phenomenon as the highest-rated basic cable drama of all time. The property has also been extended into a successful game franchise, licensing business and ongoing publishing success. Kirkman’s popular demonic-exorcism comic, Outcast, was adapted, produced and airs on Cinemax. Mr. Kirkman has also served as writer and producer on various other television a film projects, including the upcoming film Renfield. Additional Kirkman comics include Oblivion Song, Die!Die!Die!, Super Dinosaur, Battle Pope, Astounding Wolf-Man, and Thief of Thieves.

Board of Managers

The board of managers of the Company (the “Board of Managers” or the “Board”) consists of the following members: David Alpert, Jon Goldman, Kevin D. Irwin, Jr., Robert Kirkman, Ian Livingstone, Byung Joon Song, and Carmen Carpenter.

Please see above for biographies of David Alpert, Jon Goldman, and Robert Kirkman.

Kevin D. Irwin, Jr.: Mr. Irwin serves as Chief Investment Officer at Knollwood Investment Advisory. Mr. Irwin served as Treasurer at Bunting Family Foundation. He is also the Founder of Irwin Tax & Financial Services. He served as Advisor to Spring Capital Partners. He also served as Board Member at Highfive Technologies. Mr. Irwin has a Masters of Science and Finance from Loyola University Maryland and a Bachelor of Science in Accounting & Economics from University of Delaware.

Ian Livingstone: Mr. Livingstone is a pioneer and legend of the global video game industry and was made a Commander of the British Empire (CBE) for his services to the UK video games industry. He co-founded two billion-dollar games companies, Games Workshop (Warhammer) and Eidos (Lara Croft: Tomb Raider) for whom, as Executive Chairman, he led the successful London IPO. He was angel investor and chairman of Playdemic, creator of the global top 10 mobile game Golf Clash. Mr. Livingstone co-founded Hiro Capital, a venture capital fund. As well as his role in Hiro, Mr. Livingstone is Non-Executive Chairman of Sumo Group PLC, a leading London-listed cross-platform games developer. He co-created the multi-million-selling Fighting Fantasy series of role-playing game books. He has been an angel Investor and advisor to multiple leading games studios, including Mediatonic, Bossa Studios, Fusebox and many more. Mr. Livingstone is also co-founder of the Livingstone Academy, a next generation UK Academy School focused on a 21st century digital creative curriculum.

Byung Joon Song: Byung-Joon Song holds the position of Chief Executive Officer & Director at Com2uS Corp., Chief Executive Officer & Director at GAMEVIL Inc., Chief Executive Officer for Gamevil China, Inc. (a subsidiary of GAMEVIL Inc.) and Chief Executive Officer at Com2uS Usa, Inc. Mr. Song is also on the board of Korea Internet & Digital Entertainment Association and Gamevil USA, Inc. He received an undergraduate degree from Seoul National University.

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Carmen Carpenter: Carmen Carpenter is a Partner at Investment Bank Evolution Media Capital (“EMC”), an affiliate of Creative Artists Agency, focusing on the media, entertainment, and sports industries. EMC has advised on transactions with value in excess of $80 billion for its clients. Prior to joining EMC, Carmen served as Senior Vice President at Bank of America Merrill Lynch in the Entertainment Industries Group, where she oversaw the bank’s portfolio of more than $1 billion in direct commitments to companies in the content production and distribution sector. Carmen held similar positions at Royal Bank of Scotland and GE Capital. Ms. Carpenter received a Bachelor of Science degree from the University of Southern California.

ITEM 11.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table indicates the annual compensation of each of the two highest-paid persons who were executive officers or members of the Board during the issuer’s last completed fiscal year:

Name	Capacities in which compensation was received	Cash compensation (2021)	Other compensation (2021)	Total compensation (2021)
David Alpert*	Chief Executive Officer	$450,000	$0	$450,000
Jon Goldman	Co-Chairman	$450,000	$0	$450,000

*	David Alpert is compensated via D. D. Tuercas Entertainment Inc, a corporation solely owned by David Alpert and his wife.

The Managers did not receive any compensation in the fiscal year ending on December 31, 2021, in their capacity as Managers of the Company.

ITEM 12.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the information concerning the number of outstanding shares of our Common Interests owned beneficially as of the date of this Offering Circular by (i) all Company executive officers and members of the Board as a group and (ii) each person who beneficially owns more than 10% of our Common Interests. All shares shown in the table as beneficially owned are owned directly by the named beneficial owner(s). The Company has no other class of voting securities.

Unless otherwise indicated, the stockholders listed below possess sole voting and investment power with respect to the shares of Common Interests they own.

Name and address of beneficial owner	Amount of beneficial ownership	Amount of beneficial ownership acquirable	Percent of class
Directors and executive officers as a group	845,013	0	72.60%
David Alpert (through the Peanut & Pookie Family Trust) (1)	281,671	0	28.20%
Robert Kirkman (through the Kirman Family 2014 Trust)(2)	281,671	0	28.20%
Jon Goldman(3)	281,671	0	28.20%

(1) 9570 West Pico Boulevard, Los Angeles, CA 90035
(2) 9570 West Pico Boulevard, Los Angeles, CA 90035
(3) 9570 West Pico Boulevard, Los Angeles, CA 90035

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Changes in Control

There are no present arrangements or pledges of any of our securities, equity or debt, that may result in a change in our control.

Legal and Disciplinary History of Our Executive Officers and Directors

None of our executive officers or directors have any legal or disciplinary history.

ITEM 13.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS.

Robert Kirkman, via his entity Robert Kirkman, LLC, is party to a Master License Agreement with the Company pursuant to which he grants an exclusive license to the Company to commercialize all comic books created by Robert Kirkman as merchandise, comic books and video games, and as the exclusive administrator in connection with any motion picture or television projects based on any of those titles. Robert Kirkman, LLC has also entered into several material agreements with the Company regarding the exploitations of certain intellectual property rights. Robert Kirkman is a partner at Image Comics, which publishes the Company’s comic books.

The Company has leased (1) office space located at 9750 West Pico Boulevard, Los Angeles, California (the “Pico Office”) and (2) an office and studio production space located at 10911 Riverside Drive in Los Angeles, California (the “Riverside Drive Office”). The lessor of the Pico Office is Blueberry & Chicken, LLC, an entity owned and controlled indirectly by David Alpert and Robert Kirkman. The lessor of the Riverside Drive Office is Spicy Sauce, LLC, an entity owned and controlled by David Alpert, Jon Goldman and Robert Kirkman.

The Company entered into a loan agreement with its employee, Ian Howe, in July 2021, in the principal amount of $300,000, which is payable by Mr. Howe on demand by the Company.

In connection with the issuance of the outstanding Series A Preferred Interests and Series B Preferred Interests (collectively, the “Preferred Interests”) of the Company, David Alpert (through the Peanut & Pookie Family Trust), Robert Kirkman (through the Kirman Family 2014 Trust) and Jon Goldman each entered into redemption agreements with the Company pursuant to which the Company redeemed in aggregate amount of Common Interests equal to 12.5% of the aggregate purchase price of the applicable Preferred Interests purchased.

The Company and certain of its subsidiaries have entered into standard indemnification agreements with their respective directors and officers, as applicable.

One or all of Robert Kirkman, David Alpert, Richard Jacobs (an employee of the Company), and potentially other employees of the Company serve as Executive Producers or Producers for television or film projects and, accordingly, may receive fees or other compensation for such services. The Company expects for the fees payable to such Executive Producers or Producers to, in the aggregate, not exceed 20% of the production fees received by the Company for each such project. David Alpert is a partner at Circle of Confusion, a talent management company. Talent that may partner with the Company on projects may also be represented by Circle of Confusion. Robert Kirkman is represented as an artist by Circle of Confusion.

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ITEM 14.

SECURITIES BEING OFFERED

General

The following description summarizes important terms of the Units. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Operating Agreement, which have been filed as exhibits to the Offering Statement. For more detailed information, please refer to these exhibits.

As of the date of this Offering Circular, the Company has 847,299 Common Interests issued and outstanding; 117,784 Incentive Plan Interests issued and outstanding; 80,210 Series A Preferred Interests issued and outstanding; and 71,313 Series B Preferred Interests issued and outstanding.

We have recently undergone a 1-to-7.18732 membership interest split. We have not paid distributions on the membership interests; effected a recapitalization of our securities; entered into a merger; acquired any material asset, partnership or corporation; effected a spin-off; or performed a reorganization from the date of our formation. With the exception of the contemplated acquisition of material assets, as described in this Offering Circular, no such acts or activities are being contemplated for the future.

This Offering relates to the sale of up to 150,000 Units, as described below.

Units

The number of Units subject to this Offering is 150,000, each at a fixed price of $500 per Unit. The minimum purchase per investor is $500 (1 Unit). Additional purchases may be made in multiples of $500 (1 Unit). No investor will be entitled to a fractional Unit. If the purchase price paid, divided by the Offering Price, results in a number of Units that is not a whole number, the number of Units to which the investor is entitled will be rounded down to the nearest whole number. For example, and by way of illustration only, an investor making a purchase of $83,650 will be entitled to receive 167 Units, not 167.3 Units (the number that would result from dividing $83,650 by the Offering Price of $500).

Voting Rights. The holders of the Units are entitled to one vote for each Unit held of record on all matters submitted to a vote of the members. Under the Operating Agreement, any action to be taken by vote of the members other than the Board is authorized by the affirmative vote of a majority of the votes cast. Only certain members owning Common Interests, Series A Preferred Interests, Series B Preferred Interests may vote for members of the Board, subject to the terms of the Operating Agreement.

Distribution Rights. Holders of Units are entitled to receive, ratably, those dividends, if any, that may be declared from time to time by the Board out of legally available funds.

29

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Units will be entitled to share ratably in the net assets legally available for distribution to members after the payment of all of our debts and other liabilities.

Other Rights. Holders of Units have no conversion or subscription rights, nor do any redemption or sinking fund provisions apply to the Units. The holders of Units have preemptive rights to purchase Series B Preferred Interests or any equity securities with a liquidation preference or dividend, redemption, or voting rights senior or on parity with Series B Preferred Interests as well as rights, options or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities. The rights, preferences and privileges of the holders of Units are subject to, and could be adversely affected by, the rights of the holders of shares of any future class or series of the preferred membership interests.

If all Units are sold, 997,299 Common Interests will be outstanding.

Lock-up and Market Stand-Off Agreements

There are no lock-up or market stand-off agreements currently in effect with respect to the Common Interests.

Litigation Forum

Section 10.23 of the Operating Agreement provides that JAMS will be the exclusive forum for certain any disputes, claims, or controversies arising out of or relating to the Operating Agreement. This provision is limited by Section 27 of the Exchange Act, which creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act, which creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Trading Suspensions; Administrative Actions

Neither the Company nor its officers or directors are, nor at no time have any of them been, subject to any trading suspension order or any other type of administrative action or order issued by the Commission or FINRA.

LEGAL MATTERS

Certain legal matters with respect to the Units will be passed upon by the law firm of Ross Law Group, PLLC, New York, New York.

EXPERTS

The Company’s financial statements for the years ended December 31, 2021 and December 31, 2020, included in this Offering Circular, are audited financial statements prepared by dbbmckennon, an independent registered public accounting firm.

30

MR. MANGO LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND

INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2021 AND 2020

F-1

MR. MANGO LLC AND SUBSIDIARIES

TABLE OF CONTENTS

DECEMBER 31, 2021 AND 2020

F-2

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Mr. Mango LLC and subsidiaries:

Opinion

We have audited the accompanying consolidated financial statements of Mr. Mango LLC and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive income, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mr. Mango LLC and subsidiaries, as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of Mr. Mango LLC and subsidiaries and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Mr. Mango LLC and subsidiaries’ ability to continue as a going concern within one year after the date that consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

F-3

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Mr. Mango LLC and subsidiaries’ internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Mr. Mango LLC and subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ dbbmckennon

Newport Beach, California

October 24, 2022

F-4

MR. MANGO LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31,	2021	2020

ASSETS

Current assets:
Cash and cash equivalents	$20,901,009	$8,009,677
Accounts receivable, net	15,973,195	7,167,282
Due from related parties	1,542,499	1,918,570
Inventories, net	3,933,297	2,090,610
Software development costs, net	456,700	190,000
Contract costs to related parties	792,857	900,000
Prepaid expenses and other current assets	853,863	521,633
Total current assets	44,453,420	20,797,772

Property and equipment, net	577,683	548,555
TV / Film development costs, net	469,639	-
Non-current software development costs, net	1,863,730	-
Deferred tax asset	4,326,679	5,800,247
Equity-method investment	1,609,162	-
Derivative asset	4,129,874	-
Investment other	80,000	30,000
Other non-current assets	2,501,581	2,283,527
Total assets	$60,011,768	$29,460,101

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable	$1,820,266	$568,653
Accrued liabilities	3,503,777	3,508,644
Accrued royalties to related parties	1,911,705	2,339,873
Deferred revenue, short-term	7,675,444	2,279,877
Tax liabilities	441,052	32,045
Other current liabilities	647,252	126,652
Total current liabilities	15,999,496	8,855,744

Notes payable, short-term	-	1,953,497
Deferred revenue, long-term	3,604,869	3,000,000
Total liabilities	19,604,365	13,809,241

Commitments and contingencies (see Note 11)

Members’ equity:
Preferred Interests	41,385,952	23,253,839
Common Interests	667,331	97,331
Additional paid-in capital	207,694	-
Accumulated other comprehensive loss	(20,664)	(46,302)
Accumulated deficit	(2,775,262)	(7,892,847)
Members’ equity of Mr. Mango LLC and subsidiaries	39,465,051	15,412,021
Noncontrolling interest	942,352	238,839
Total members’ equity	40,407,403	15,650,860
Total liabilities and members’ equity	$60,011,768	$29,460,101

See accompanying notes to consolidated financial statements.

F-5

MR. MANGO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31,	2021	2020

Revenue	$64,386,320	$42,877,688

Cost of revenue	33,863,197	26,845,712

Gross profit	30,523,123	16,031,976

Operating expenses:
Sales and marketing	6,392,231	4,495,531
General and administrative	13,020,589	9,969,149
Research and development	2,731,380	3,129,695
Total operating expenses	22,144,200	17,594,375

Income (loss) from operations	8,378,923	(1,562,399)

Other income (expenses):
Interest income	11,034	18,398
Interest expense	(108,047)	(247,759)
Foreign currency exchange	66,981	93,198
Settlement income	-	2,000,000
Paycheck protection program loan forgiveness	1,587,951	270,000
Change in fair value of derivative	1,415,471	-
Other non-operating income (expense)	23,711	18,516
Total other income	2,997,101	2,152,353

Income before income taxes	11,376,024	589,954

Income taxes	2,347,149	231,395

Net Income	$9,028,875	$358,559

Net loss attributable to noncontrolling interests	(546,801)	(877,619)

Net Income Attributable to Mr. Mango LLC and subsidiaries	$9,575,676	$1,236,178

Other comprehensive income (loss), net of provision for income taxes:
Foreign currency translation gain/(loss)	25,638	(46,302)

Comprehensive income	$9,601,314	$1,189,876

Basic net income (loss) per Common Interest	$11.25	$1.44
Diluted net income (loss) per Common Interest	$9.85	$1.36

Weighted average shares outstanding - basic	851,414	856,518
Weighted average shares outstanding - diluted	972,026	909,245

See accompanying notes to consolidated financial statements.

F-6

MR. MANGO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR YEARS ENDED DECEMBER 31, 2020 AND 2021

	Preferred Interest		Common Interest		Additional paid-in	Accumulated	Accumulated other comprehensive	Total Mr. Mango LLC	Noncontrolling	Total Members’
	Shares	Amount	Shares	Amount	capital	deficit	Loss	Equity	Interests	Equity

Balance, December 31, 2019	37,519	$15,500,000	857,519	$0	$0	$(8,441,525)	$0	$7,058,475	$1,116,458	$8,174,933

Proceeds from sales of preferred shares	29,324	7,499,995		0	0	0	0	7,499,995	0	7,499,995
Redemption of common shares	0	0	(2,372)	0	0	(687,500)	0	(687,500)	0	(687,500)
Warrants issued for services	1,315	253,844	0	0	0	0	0	253,844		253,844
Warrants issued for backstop	0	0	1,725	97,331	0	0	0	97,331	0	97,331
Foreign currency translation adjustment, net	0	0	0	0	0	0	(46,302)	(46,302)	0	(46,302)
Net income	0	0	0	0	0	1,236,178	0	1,236,178	(877,619)	358,559

Balance, December 31, 2020	68,158	$23,253,839	856,872	$97,331	$0	$(7,892,847)	$(46,302)	$15,412,021	$238,839	$15,650,860

Share-based compensation (see Note 10)		0		0	207,694	0	0	207,694	0	207,694
Proceeds from sales of preferred shares	61,982	18,128,208		0	0	0	0	18,128,208	0	18,128,208
Redemption of common shares		0	(9,034)	0	0	(2,625,680)	0	(2,625,680)	0	(2,625,680)
Acquisition of noncontrolling interest		0	2,286	570,000	0	(1,820,314)	0	(1,250,314)	1,250,314	0
Vesting of warrants	460	3,905		0	0	0	0	3,905	0	3,905
Foreign currency translation adjustment, net		0		0	0	0	25,638	25,638	0	25,638
Other		0		0	0	(12,097)	0	(12,097)	0	(12,097)
Net income		0		0	0	9,575,676	0	9,575,676	(546,801)	9,028,875
								0
Balance, December 31, 2021	130,600	$41,385,952	850,124	$667,331	$207,694	$(2,775,262)	$(20,664)	$39,465,051	$942,352	$40,407,403

See accompanying notes to consolidated financial statements.

F-7

MR. MANGO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,	2021	2020

Cash Flows from Operating Activities:
Net income	$9,028,875	$358,559
Adjustments to reconcile net income to net cash used in operating activities:	-
Depreciation and amortization	990,877	281,095
Unrealized gain	(1,415,471)	-
PPP loan forgiveness	(1,587,951)	(270,000)
Realized foreign currency exchange gains	(66,981)	(93,198)
Share based compensation	207,694	-
Amortization of prepaid	2,503,368	2,944,738
Changes in operating assets and liabilities:	-	-
Accounts receivable, net	(8,429,841)	(4,502,462)
Inventory	(1,840,527)	(10,363)
Prepaid expenses and other current assets	(2,933,778)	(1,170,773)
Capitalized software development costs	(2,306,934)	(190,000)
Capitalized TV /film development costs	(469,639)	-
Accounts payable	(1,268,323)	(5,193,491)
Accrued liabilities and other liabilities	(780,225)	3,659,756
Tax liabilities	783,013	-
Deferred revenue	7,355,913	1,003,418
Net cash used in operating activities	(229,930)	(3,182,721)

Cash Flows from Investing Activities
Purchase of property and equipment	(292,644)	(96,579)
Purchase of equity method investments	(1,641,467)	-
Net cash used in investing activities	(1,934,111)	(96,579)

Cash Flows from Financing Activities
Repayment of line of credit	(595,716)	(2,600,003)
Repayment of note payable	-	(1,211,300)
Proceeds from PPP loans	230,170	1,627,781
Proceeds from sale of preferred shares	18,128,207	7,499,995
Redemption of common shares	(2,625,680)	(687,500)
Net cash provided by financing activities	15,136,981	4,628,973

Effect of exchange rate changes on cash	(81,608)	866

Net increase in cash	12,891,332	1,350,539

Cash - Beginning of Year	8,009,677	6,659,138
Cash - End of Year	$20,901,009	$8,009,677

See accompanying notes to combined financial statements.

F-8

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

1.	ORGANIZATION AND NATURE OF BUSINESS

Mr. Mango LLC and subsidiaries (the “Company”), formed on June 2, 2010 as a California limited liability company (“LLC”), is a multi-platform entertainment company distributing intellectual property (IP) across comics, games, books, television shows, and movies and serves customers worldwide.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation The accompanying consolidated financial statements include the accounts of Mr. Mango LLC and its wholly owned subsidiaries: Bumbio LLC, Dark Stories LLC, Viltrumite Pants LLC, This is JoJo LLC, Boaty Boat Boat LLC, El El See LLC, Itchy Waters LLC, Blah Blah Boys LLC, Tea Hot LLC, HowYaKnow LLC, Fakakta Inc, Shoe Leather Digital Inc, Skybound Game Studios Inc., Skybound Exp LLC, Skybound Interactive LLC and Skybound LLC and are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

The Company, directly or through its subsidiaries, have majority owned subsidiaries including the accounts of Skybound Galactic, LLC and Skybound Stories, Inc. The ownerships interest not held by the Company are reflected as noncontrolling interest in these consolidated financial statements.

Collectively, all the companies above are referred to as the “Company” throughout these consolidated financial statements and accompanying notes. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company leases office space from Blueberry & Chicken, LLC (B&C), a related party owned by two members of the Company. The Company consolidates all entities which the Company holds a controlling financial interest. For voting interest entities, the Company is considered to hold a controlling financial interest when the Company is able to exercise control over investees’ operating and financial decisions. For Variable Interest Entities (VIE), the Company is considered to hold a controlling financial interest when it is determined to be the primary beneficiary. A primary beneficiary is a party that has both: (1) the power to direct the activities of a VIE that most significantly impact that entity’s economic performance, and (2) the obligation to absorb losses, or the right to receive benefits, from the VIE that could potentially be significant to the VIE. The Company does not have the power to direct activities of B&C. The Company does not have the obligation to absorb losses or rights to receive benefits. The Company has a variable interest in B&C through a loan guarantee (see Note 8).

The determination of whether an entity is a VIE is based on the amounts and characteristics of the entity’s equity discussed in New Developments Summary 2017-03, “Step-by-step approach to applying the VIE consolidation model: Updated for ASU 2015-02, Amendments to the Consolidation Analysis,” discusses a step-by-step approach to determining whether a legal entity is a VIE and, if so, whether a reporting entity is the primary beneficiary of the VIE and should, therefore, consolidate the VIE under the guidance in ASC 810. Following this guidance, B&C would not need to be reflected in the consolidated financial statements.

Noncontrolling Interests The Company accounts for the noncontrolling interests in consolidated subsidiaries under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation, which requires that noncontrolling interests be reported as a separate component of members’ equity and that net income or loss attributable to the noncontrolling interests and net income or loss attributable to the members of the Company be presented separately on the consolidated statements of income and comprehensive income.

F-9

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Use of Estimates The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, expenses, and disclosures as of the date of the consolidated financial statements and for the years then ended. Significant estimates affecting the consolidated financial statements, capitalization and recovery of development costs, such as the allowance for doubtful accounts, reserve for excess and obsolete inventories, certain accrued expenses, valuation of equity related grants, derivative assets, estimates related to revenue recognition when recognition is based on the inputs/time spent on the project and deferred tax assets have been prepared based on the most current and best available information. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the consolidated financial statements.

Revenue Recognition Effective January 1, 2020, the Company adopted FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method. ASC 606 outlines a comprehensive five-step principles-based framework for recognizing revenue under US GAAP. Revenue recognition is evaluated through the following five steps:

1.	Identify the Contract(s) with a Customer: A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to those goods or services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s intent and ability to pay, which is based on a variety of factors including the customer’s historical payment experience and for new customers credit and financial information pertaining to the customer.

2.	Identify the Performance Obligations in the Contract: Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the good or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, the Company must apply judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.

3.	Determine the Transaction Price: The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration.

4.	Allocate the Transaction Price to the Performance Obligations in the Contract: If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (SSP) basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct good or service that forms part of a single performance obligation. The consideration to be received is allocated among the separate performance obligations based on relative SSP’ s. The Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations. For subscription-based sales, if not sold stand-alone, the Company uses the residual method. Under the residual method, obligations with a SSP are first allocated their portion of consideration based on SSP and the amount remaining is applied to the remaining obligations.

F-10

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

5.	Recognize Revenue: The Company disaggregates its revenue streams by type of service into three major categories that depict the nature, amount, timing, and uncertainty of revenues and related cash flows. The following depicts the primary revenue streams and recognition policies:

The Company generates revenue from the following sources:

●	Product Sales: The sale of physical and digital products are earned by the Company based on a predetermined sales price, The product is delivered to customers in exchange for the stated rate, and as such these revenues are recognized by the Company when control of the promised goods or services are transferred to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services, which is generally on delivery to the customer. After that point in time, the Company does not have remaining performance obligations related to the product sales.

●	Licensing and Royalties from the sales of licensed intellectual property (IP): Licensing revenues are based on the functionality of the IP. When the IP is fully functional, the Company records revenues at the time the license is granted. If the license is deemed symbolic or is not yet functional, revenues are recorded over time when the customer begins deriving the benefits of the Company’s IP over the estimated term of the contract period of benefit. The granting of a license for IP is often coupled with services co-publishing, production and marketing services (see paragraph below). The license and services fees require the Company to allocate the transaction price to the deliverables based on cost inputs and comparable fees. Royalty revenue is generally recognized at a point in time when merchandise is sold, as it is considered a sales-based royalty in accordance with ASC 606. After the term of the agreement, the Company does not have remaining performance obligations related to licensing.

●	Production and marketing services: Services revenues are fixed and determinable and is earned by the Company based on a predetermined amount. The service is delivered to the customers throughout the production schedule in exchange for stated rate, and as such this revenue is earned by the Company over time and recognized as a % of completion against actual costs. After production wraps, the Company does not have the remaining performance obligations related to producing services.

The adoption of ASC 606 did not result in an adjustment to the opening balance of members’ equity at January 1, 2020.

Impact of Coronavirus Pandemic In December 2019, a novel strain of coronavirus disease (“COVID- 19”) was first reported in Wuhan, China. On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. The global and domestic response to the COVID-19 outbreak continues to rapidly evolve. To date, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities to mitigate the spread of the virus, which have adversely impacted global commercial activity and have contributed to significant volatility in financial markets. The COVID-19 outbreak and associated responses could result in a material impact to the Company’s future results of consolidated operations, cash flows and financial condition; however, at this time the extent to which COVID-19 may impact the Company’s consolidated financial condition or results of operations is uncertain.

F-11

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Cash and Cash Equivalents Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts, and the Company generally does not require collateral. As a general policy, the Company determines an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. Receivables are written off against the allowance for doubtful accounts in the year deemed uncollectible after all reasonable methods of collection have been exhausted. No allowance for doubtful accounts was deemed necessary as of December 31, 2021 and December 31, 2020.

Financial Instruments and Concentrations of Business and Credit Risk Financial instruments that potentially subject the Company to concentrations of business and credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company maintains cash and cash equivalents balances that at times exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.

The Company’s accounts receivable, which are unsecured, expose the Company to credit risks such as collectability and business risks such as customer concentrations. The Company mitigates credit risks by investigating the creditworthiness of customers prior to establishing relationships with them, performing periodic reviews of the credit activities of those customers during the course of the business relationship, and recording allowances for doubtful accounts when these receivables become uncollectible.

The Company’s supplier concentrations expose the Company to business risks which the Company mitigates by attempting to diversify its supply chain. No individual supplier accounted for at least 10% of the Company’s purchases for the years ended December 31, 2021 and 2020.

Inventories Inventories, work-in-process and finished goods, are stated at the lower of cost or net realizable value, net of a reserve. Cost is determined using standard costs, which approximates average costing. The Company evaluates the need for reserves on inventories associated with obsolete, slow-moving, and non-sellable inventories by reviewing estimated net realizable values on a periodic basis.

Property and Equipment Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the related assets, ranging from three to fifteen years.

F-12

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Property and equipment	Useful lives
Leasehold improvements	Lesser of lease life or asset life
Equipment and vehicles	Five to ten years

Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred.

The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition, if any, is recognized in the consolidated statement of income for that period.

Recoverability of Long-Lived Assets The Company accounts for the impairment and disposition of long-lived assets in accordance with FASB ASC Subtopic 360-10-35, Property, Plant, and Equipment – Overall – Subsequent Measurement (“ASC 360”). In accordance with ASC 360, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by comparing the carrying amount of an asset to future undiscounted net cash flows that it expects the asset to generate. When an asset is determined to be impaired, the Company recognizes the impairment amount, which is measured by the amount that the carrying value of the asset exceeds its fair value. No impairment losses were recognized for the years ended December 31, 2021, and 2020.

Software Development Costs Software development costs include payments made to independent software developers under development agreements for various digital games. Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility of a product requires both technical design documentation and game design documentation, or the completed and tested product design and a working model. For products where proven technology exists, this may occur early in the development cycle. Significant management judgments and estimates are applied in assessing when capitalization commences for software development costs and the evaluation is performed on a product-by-product basis. Prior to a product’s release, if and when we believe capitalized costs are not recoverable, we expense the amounts as part of research and development costs. Capitalized costs for products that are canceled or are expected to be abandoned are charged to Development Costs.

Commencing upon a product’s release, capitalized software development costs are amortized to “Cost of sales” based on the ratio of current revenues to total projected revenues.

Software development costs are stated at cost. Once a game is released, amortization of capitalized production costs is computed based on actual revenues achieved as a percentage of the expected lifetime revenue. As the lifetime revenue amount is a project that can change with updated expectations, amortization can fluctuate each month. Our software development costs are generally amortized in full within 12 months.

Film and TV Costs Film and TV costs include direct costs incurred in the production of a film, including costs related to the creation of the story. These costs are capitalized. Amortization begins once a project is completed and starts generating revenue.

Equity-Method Investments The Company has investments accounted for under equity method because management believes the Company has significant influence, but not control. During the year ended December 31, 2021, the Company recognized $62,605 in losses resulting from the portion of net losses attributable to its ownership interest.

F-13

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

At-Cost Investments In accordance with FASB ASC Subtopic 321-10-35-2, Investments – Others – Cost Method Investments, investments where the Company does not have a significant influence are accounted for at cost. The Company reviews all material investments on an annual basis to determine whether a significant event or change in circumstances has occurred that may have an adverse effect on the fair value of the investment. In the event the fair value of the investment declines below the cost basis, the Company will determine if the decline is other than temporary. If the decline is determined to be other than temporary, an impairment charge is recorded. There was no impairment recorded for the years ended December 31, 2021 and 2020. During the years presented, our investments, at cost, were not significant.

Derivative Instruments The Company accounts for free-standing derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the consolidated balance sheet at fair value. Changes in fair value of the derivative instruments are recorded in the consolidated statement of income and comprehensive income.

Fair-Value of Financial instruments Three different asset levels were introduced by the U.S. FASB to bring clarity to corporations’ balance sheets. Level 1 assets include listed stocks, bonds, funds, or any assets that have a regular mark-to-market mechanism for setting a fair market value. These assets are considered to have a readily observable, transparent prices, and therefore a reliable fair market value. Level 2 assets are financial assets and liabilities that do not have regular market pricing, but whose fair value can be determined based on other data values or market prices. Level 3 assets are financial assets and liabilities considered to be the most illiquid and hardest to value. They are not traded frequently, so it is difficult to give them a reliable and accurate market price.

The Company’s forward purchase contract to acquire equity shares of 5th Planet Games is considered a free-standing derivative reported at fair value. 5th Planet Games shares are traded at Euronext, thus their shares are considered to have a readily determinable fair value. We estimated the fair value based on the fixed price per share and the closing price per share. We determine this derivative is a Level 2 instrument. We initially recorded the derivative at $2,714,403 and increased it by $1,415,471 million to $4,129,874 at December 31, 2021.

Deferred Issuance Costs Deferred issuance costs paid in connection with obtaining long-term financing are capitalized and amortized using the straight-line method, which approximates the effective-interest method over the term of the related financing. The Company complies with the requirements of ASC 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed.

Leases and Deferred Rent The Company categorizes non-cancellable leases at their inception as either operating or capital leases in accordance with FASB ASC Topic 840, Leases. Costs for operating leases that include payment escalations or incentives, such as rent abatements, are recognized on a straight-line basis over the term of the lease, which results in a deferred rent liability and is recorded on the consolidated balance sheets. Additionally, inducements received from lessors are treated as a reduction of costs over the term of the agreement. The Company recorded a deferred rent liability of $109,018 and $64,983 related to future rent payment escalations and rent abatements as of December 31, 2021, and 2020, respectively. Costs for capital leases are capitalized at the present value of the future minimum lease payments, less any taxes and fees, with the corresponding obligation recorded in liabilities. The capital leases are amortized in accordance with the Company’s property and equipment policies and the corresponding obligations are reduced as lease payments are made.

F-14

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Advertising Advertising costs are expensed as incurred and amounted to $2,073,428 and $1,377,210 for the years ended December 31, 2021 and 2020, respectively. Advertising costs are included in operating expenses on the accompanying consolidated statements of income and comprehensive income.

Equity Incentive Plan During 2018, the Company adopted an incentive interest plan, in which the Company may grant certain incentive interests to key employees and board members. The incentive interests are subject to vesting over time or based on the Company’s financial performance. FASB ASC Topic 718, Compensation – Stock Compensation (“ASC 718”), requires that all share-based payments to employees and board members be recognized in the consolidated statement of income and comprehensive income over their vesting period based on the fair value of those awards calculated using an option valuation model on the grant date. However, the Company did not issue any awards or grants for the years ended December 31, 2021 and December 31, 2020.

Foreign Currency Matters The functional currency of the Company is the United States dollar. The functional currency of the Skybound Games Europe BV is the Euro and Skybound Games UK Limited is the British Pound. The financial statements of the Company’s subsidiaries were translated to United States dollars in accordance with ASC 830, Foreign Currency Translation Matters, using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Gains and losses arising on foreign currency denominated transactions are included in consolidated statements of income and comprehensive income.

Income Taxes The Company’s operations consist of an LLC, which is taxed as a corporation, and certain corporate subsidiaries, which are subject to taxation under the provisions of the Internal Revenue Code. Certain LLC subsidiaries have elected to be taxed as partnerships and any associated tax obligations for those entities flows to the members of those entities.

The Company uses the asset and liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates that are expected to be in effect when the differences reverse.

The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax assets are recognized subject to management’s judgment that realization is more likely than not.

The Company follows the provisions of uncertain tax positions as addressed in “ASC 740”, Income Taxes which provides guidance for how uncertain income tax positions should be recognized, measured, presented, and disclosed in the consolidated financial statements. The Company is required to evaluate the income tax positions taken or expected to be taken to determine whether the positions are “more-likely-than-not” to be sustained upon examination by the applicable tax authority. Management believes the Company does not have uncertain tax positions pursuant to ASC 740 and accordingly no accruals were made for the year ended December 31, 2021.

F-15

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The Company recognizes interest accrued related to unrecognized tax benefits and penalties in operating expenses. As of December 31, 2020 and December 31, 2021, the Company had no accruals for interest and penalties, and no such interest or penalties were recognized for the year then ended.

With few exceptions, the Company is subject to examination by federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years, and no examinations are currently pending.

Sales Taxes Sales and similar taxes collected by the Company are netted with the corresponding sale to the customer. The Company collects said sales tax from customers and remits the entire amount to the state.

VAT Taxes The Company tracks collected and paid VAT tax. The Company nets the collections with the payments and files returns quarterly.

Delivery Costs All costs of delivery are included in Cost of Sales. Delivery costs were $3,200,142 and

$2,410,588 for the years ended December 31, 2021 and 2020, respectively.

Basic and Diluted Income (Loss) Per Common Interest The Company follows Financial Accounting Standards Board (“FASB”) ASC 260 Earnings per Common Interest to account for earnings per Common Interest. Basic earnings per Common Interest (“EPS”) calculations are determined by dividing net income (loss) by the weighted average number of shares of Common Interests outstanding during the year. Diluted earnings per Common Interest calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated, based on the average share price for each period.

The following is a summary of outstanding securities which have been included in the calculation of diluted net income per Common Interest and reconciliation of net income to net income available to common stockholders for the years ended December 31, 2021 and December 31, 2020, respectively.

As of December 31,	2021	2020
Weighted average common shares outstanding used in calculating basic earnings per Common Interest	851,414	856,518
Effect of Series A and B Preferred Interests	101,624	52,727
Effect of Common Interest Appreciation Rights	18,988	-
Weighted average common shares outstanding used in calculating diluted earnings per Common Interest	972,026	909,245
Net income as reported	$9,575,676	$1,236,178
Diluted income per Common Interest	$9.85	$1.36

F-16

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Recently Issued Accounting Pronouncements In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASU 2016-02”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the consolidated balance sheets for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of income. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new guidance, which is effective for the Company beginning on January 1, 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), which in conjunction with subsequent amendments issued by FASB amends the FASB’s guidance on the impairment of financial instruments. The ASU adds to US GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. For private companies, ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the timing and impact of adoption on the Company’s consolidated financial statements.

3.	INVENTORIES

Inventories consist of the following:

As of December 31,	2021	2020
Finished goods	$2,797,089	$1,788,378
Work-in-process	1,136,208	302,232
Inventories, net	$3,933,297	$2,090,610

4.	SOFTWARE DEVELOPMENT AND CAPITALIZED PRODUCTION COSTS

The following table summarizes the components of software development and capitalized production cost balances:

		December 31, 2021
	Average Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Software development costs completed	less than one year	$456,700	$-	$456,700
Software development costs in process	n/a	2,582,362	(718,632)	1,863,730
Capitalized TV/Film production in process	1-2	797,814	(328,175)	469,639
Total capitalized development and production costs		$3,836,876	$(1,046,807)	2,790,069

The software development costs in process pertain to video games that are expected to launch in 2023.

F-17

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

		December 31, 2020
	Average Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Software development costs in process	n/a	$190,000	$-	$190,000
Capitalized TV/Film production in process	1-2	328,175	(328,175)	-
Total capitalized development and production costs		$518,175	$(328,175)	$190,000

5.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

As of December 31,	2021	2020
Leasehold improvements	$59,028	$35,518
Furniture and fixtures	291,822	266,822
Computers	369,164	185,380
Machinery and equipment	927,782	867,433
Vehicles	300,000	300,000
Less: accumulated depreciation	(1,370,113)	(1,106,598)
Property and equipment, net	$577,683	$548,555

Depreciation expense related to property and equipment was $263,470 and $247,776 for the years ended December 31, 2021 and December 31, 2020, respectively.

6.	EQUITY INVESTMENT

In August 2021, the Company entered into a multi-tranche investment in 5th Planet Games A/S, a Danish interactive game company publicly listed on the Euronext stock exchange. The investment provides an opportunity for the Company and 5th Planet Games to bring other games to market. The Company has entered into separate commercial deals outside of the investment agreement. In August 2021, we purchased 21,677,765 shares at $0.069 per share or $1,500,000. As of December 31, 2021 the Company’s ownership in 5th Planet Games was 16.9%.

The Company has the right and obligation to purchase additional interests as follows:

	Investment	Cost/Share	Estimated investment in	$USD Exchange	Estimated investment in
	Shares	in NOK	NOK	Rate	USD	Upon
Tranche 2	36,129,608	0.61	$22,039,061	0.1118	$2,463,967	April 2022
Tranche 3	43,355,530	0.61	26,446,873	0.1118	2,956,760	August 2022
Tranche 4	50,581,452	0.61	30,854,686	0.1118	3,449,554	August 2023
	130,066,590		$79,340,620		$8,870,281

F-18

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The Company has the opportunity to acquire additional shares at NOK 0.90, per share, in the event 5th Planet Games’ market capitalization reaches the following amounts:

	Milestone	Upon Market Value of	Upon Market Value of
	Warrants	(NOK)	(USD equiv)
Tranche 1	4,241,438	$60,000,000	$6,708,000
Tranche 2	4,241,438	75,000,000	8,385,000
Tranche 3	4,241,438	100,000,000	11,180,000
Tranche 4	4,241,438	125,000,000	13,975,000
Tranche 5	14,138,130
	31,103,882

In August 2022, the Company has completed it’s three tranche investment, increasing the Company’s ownership to 47.1%. The final tranche payment will be in 2023 at which point the Company will have control over 5th Planet Games. See Note 19 Subsequent Events for discussion of additional investments made in 2022.

This forward purchase agreement is accounted for as a derivative. We determined the estimated fair value in August 2021 to be approximately $2.7 million on the date of commitment. Such value was ascribed to the license of IP. We believe that the expected license term will be approximately five years. As of December 31, 2021, the estimated fair value was $4,129,874.

7.	ACCRUED LIABILITIES

The Company accrues for all expenses incurred but not billed.

As of December 31,	2021	2020
Accrued royalties and commissions	$1,169,484	$1,846,967
Accrued software development	881,892	573,138
Accrued compensation and related benefits	613,250	528,151
Accrued TV/film development	493,784	-
Accrued professional fees	201,426	300,000
Accrued sales taxes, VAT and other	143,941	260,388
Accrued other liabilities	$3,503,777	$3,508,644

The Company has a royalty agreement with one of its members (see note 11).

8.	LINE OF CREDIT

On September 25, 2020, the Company entered into a credit agreement with East West Bank for a revolving line of credit which permits borrowings up to $8,000,000. The rate of interest will fluctuate based on an applicable margin plus the Prime Rate or LIBOR, as applicable. The interest rate shall in no event be less than 3.75% per annuum. The current rate is 0.25% less than the Prime Rate (effective rate of 3.75% on December 31, 2021) and no interest is charged on the unused balance. The agreement is secured by substantially all the Company’s negotiable collateral and intellectual property collateral, is subject to certain financial covenants, and expires on September 25, 2023. On December 31, 2021, the outstanding balance on the line was $0. The Company believes it is in compliance with or has received waivers for all of the restrictive covenants on December 31, 2021.

F-19

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Loan fees are being amortized using the straight-line method, which approximates the effective interest rate method over the term of the Loan. Amortization of loan fees is included in interest expense.

9.	BACKSTOP ARRANGEMENT

On September 25, 2020, the Company entered into an unsecured agreement with one of its members to advance up to $5,000,000 to East West Bank, the lender on the Company’s revolving line of credit (“Backstop Note”). The Backstop Note accrues interest at 7% per annum and, unless converted to equity, would be due at the six-month anniversary of the line of credit or March 25, 2024. The advances would be in effect if the Company is unable to repay its line of credit with East west Bank as lender and the lender calls for borrowings under the Backstop Note. Any borrowings and any unpaid interest on the Backstop Note are able to be converted into an equivalent amount of the Company’s equity at 80% of the then-current Series A Preferred Unit price.

In addition to the convertible note and as part of the Backstop arrangement, the Company issued 1,725 warrants to purchase Common Interests in the Company for an exercise price of $10.00. The Company recorded the fair value of the warrant issued to the member as a deferred issuance cost associated on the date when the warrant was granted. Fair value of the warrants was $97,331, as determined using a market approach valuation.

The deferred issuance cost will be amortized on a straight-line basis over the stated term of the line of credit, i.e., the access period.

10.	MEMBERS’ EQUITY

Series A Preferred Interests During the year ended December 31, 2021, the Company issued Series A Preferred Interests at a value of $290 per Unit. Certain Series A Preferred Interests were also issued in 2020 for the same purchased value of $290. Preferred Interests will receive preference in liquidation over Common Interests up to $290 per unit, and then pro-rata with all members of the company, and their total return is capped at two times the liquidation preference. Holders of Series A Preferred Interests are entitled to participate in non-liquidating distributions in proportion to each member pro-rata share. Preferred Interests can convert into Common Interests on a one-to-one basis, subject to certain anti-dilution adjustments upon the consent of the holders of at least two-thirds of the outstanding Series A Preferred Interests or mandatorily upon Initial Public Offering. Series A Preferred Interests also have certain voting privileges such as approval of mergers, liquidation of the company, creation of new securities, incurrence or guarantee of debt, changing the primary business of the Company, dividends or distributions, among others.

Series B Preferred Interests During the year ended December 31, 2021, the Company issued 55,098 Series B Preferred Interests at a value of $290 per Unit. Series B Preferred Interests have liquidation, dividend, conversion and voting rights similar to Series A Preferred Interests except for conversion of Series B in Common Interests is subject to approval by the holders of a majority of the outstanding Series B Preferred Interests.

Common Interests Common Interests were granted to the founding members of the Company. Once the liquidation preference has been met, Common Interests can receive distribution pro-rata with all members according to the number of Units held. The Company redeemed 9,034 and 2,372, Common Interests in 2021 and 2020 on a pro rata basis, respectively.

F-20

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Warrants In connection with the issuance of Preferred Interests with one of its members, in December 2019, the Company issued 1,826 warrants to purchase Series A Preferred Interests. The warrants have an exercise price per unit of $548 and an aggregate purchase price of $1,000,000. The warrants vest over four years in the following manner: 460 units at December 13, 2020; 453 units at December 31, 2021; 460 units at December 31, 2022; and 453 units at December 13, 2023. At December 31, 2021, the company had 913 warrants outstanding and 913 that are exercisable. The fair value of the warrants was estimated at issuance date using a market approach valuation. The grant date fair value of the outstanding warrants was $7,750, recorded in members’ equity upon issuance as the warrants will be settled with Series A Preferred Interests. The company recorded $7,750 and will record $3,844 and $3,905 in 2022 and 2023, respectively.

Acquisition on Noncontrolling Interests On November 24, 2021 Mr. Mango LLC increased its interest in Skybound Games Studios, Inc. from 70% to 100% by issuing “Common Interests” to the holders of the minority interests. Common interests are equivalent to common equity units in the LLC per LLC Operating Agreement. The amount of Common Interests issued by the Company to both parties amount to 2,286.

On November 24, 2021 the Company also issued the sellers stock appreciation rights referred to as Common Interest Appreciation Right Units (CIARs). Each seller received 13,031 CIAR Units. 20% of CIAR vest immediately on the grant date, at the fair market value of $290, while 80% of granted CIARs vest quarterly over the period through July 1, 2025, according to the terms of Common Interest Appreciation Rights Agreement (CIAR Agreement). As of December 31, 2021, the CIARs were 28.33% vested. The grant date fair value of $5,561,206 was based on a market approach valuation of which $3,892,844 is yet to be amortized as of December 31, 2021.

The Company recognizes the vesting of CIARs, post acquisition date on November 24, 2021 as compensation expense for post-acquisition services, measured at fair value on the grant date The Company recognized $92,687 of expense in December 2021. The Company will recognize the compensation expense ratably from the grand date of November 24, 2021 through the end of the vesting period of July 1, 2025.

Terms of CIAR agreement define certain contingent redemption by the Company including potential redemption of vested CIARs in cash.

Incentive Plan The Company has reserved 99,300 Common Interests for issuance under the Mr. Mango LLC 2019 Equity Incentive Plan. As of December 31, 2021, there were no issuances under the Plan.

11.	RELATED PARTY TRANSACTIONS

The Company is a guarantor on a mortgage loan for B&C. The loan balance as of December 31, 2021 amounted to $19,643,240. The note is secured by a building owned by B&C and leased to the Company. The Company may be required to perform under the note should B&C default on its obligations. Management does not anticipate any requirement to pay in the near future. Management believes the Company and B&C are following any covenants and restrictions related to the loan in B&C.

The Company leases a building under an operating lease agreement from B&C. The Company currently makes monthly payments until December 31, 2026. The monthly lease payments for 2021 were $ 89,032. The agreement provides for annual increases of 2% of base rent in the immediately preceding year. Rent due to B&C totaled $0 as of December 31, 2021.

F-21

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The Company incurs expenses to make building improvements which are reimbursed by B&C. As of December 31, 2021, B&C owes the Company $217,201 for building improvements recorded in Due from Related Parties on the consolidated balance sheet.

The Company has a royalty agreement with one of its members for 15% on sales of comics, and sales at conventions and merchandise sold, 30% on local licensing and 70% on international comic licensing. Total royalty expense to related parties of $4,881,000 and $3,271,132 was incurred for the years ended December 31, 2021 and December 31, 2020, respectively.

As of December 31, 2021 the Company had an outstanding, related party, loan receivable in the amount of $300,000. The Company calculates interest at 2.05% per annum. The loan can be paid off any time prior to the due date of July 23, 2026.

12.	COMMITMENTS AND CONTINGENCIES

Operating Leases The Company is obligated under non-cancellable operating leases for certain facilities and equipment which expire on various dates through December 2026. Total rent expense to related parties was $1,112,419 for the year ended December 31, 2021 (see Note 11). Total rent expense including tax expense to unaffiliated parties was $1,299,016 and $893,309 for the years ended December 31, 2021 and 2020, respectively (see Note 10). Rent expense is included in cost of goods sold and operating expenses on the accompanying consolidated statements of income.

The following is a summary of future annual minimum lease payments on all operating leases as of December 31, 2021:

	Related Party (see Note 9)	Straight-Line Rent Expense	Deferred Rent Ending Balance
2022	$1,089,752	$1,112,419	$(131,685)
2023	1,111,547	1,112,419	(132,557)
2024	1,133,778	1,112,419	(111,198)
2025	1,156,454	1,112,419	(67,164)
2026	1,179,583	1,112,419	-
Total	$5,671,114	$5,562,095

Litigation the Company is subject to certain legal proceedings and claims that arise in the normal course of business. The Company does not believe the amount of liability, as a result of these types of proceedings and claims will have a materially adverse effect on the Company’s consolidated financial position, results of operations, and cash flows.

From time to time, the Company encounters content and items for sale that may infringe their copyrights, trademarks, and domain names available on various online retail and streaming platforms and other websites, such as unauthorized fan reviews featuring extensive copying of Company-owned properties, unauthorized shows that copy the look and feel of Company owned digital content and unauthorized t-shirts bearing the Skybound logo or free downloads of comic book issues. The company addresses such possible infringement in the ordinary course of business consistent with advice of the Company’s counsel.

F-22

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

In connection with a third-party software development contract breach, the Company received a settlement of $2,000,000, in 2020, recorded as Settlement Income in Other Income on the consolidated statement of income and comprehensive income. The counterparty failed to develop a game by a certain release date which created missed opportunities for the Company in terms of publishing and other opportunities.

The corporate headquarters was served with a civil lawsuit on January 15, 2021 alleging negligence that led to a trip and fall on the sidewalk outside of the corporate headquarters building. Neither the Company nor any Company Subsidiary is a party to any material litigation at this time. The Company is making this disclosure for informational purposes.

13.	REVENUES

The company generates revenue primarily through the sale of physical and digital product, licensing and royalties, and certain services, including production and marketing services. In accordance with ASC 606, the following table represents a disaggregation of the Company’s revenue for the years ended December 31, 2021 and 2020:

For the Year Ended December 31,	2021	%	2020	%
Physical product sales	$24,581,346	38%	$20,149,832	47%
Digital product sales	5,315,468	8%	6,292,410	15%
Licensing and royalty	22,675,181	35%	6,355,834	15%
Services	10,242,561	16%	9,814,886	23%
Other	1,571,764	3%	264,726	-%
Net sales	$64,386,320	100%	$42,877,688	100%

The following table represents the Company’s revenue for the years ended December 31, 2021 and 2020, The percentage of our consolidated net revenues that are recognized from revenue sources that are recognized at a “point-in-time” and from sources that are recognized “over-time and other” were as follows:

For the Year Ended December 31,	2021	2020
Point in time (1)	49%	62%
Over time and other (2)	51%	38%
Net sales	100%	100%

(1)	Revenue recognized at a “point-in-time” is primarily comprised of the portion of revenue from software and physical products sales that are recognized when the customer takes control of the product (i.e., upon delivery of the product), as well as royalties from revenues generated from sales of products and use of IP.
(2)	Revenue recognized “over-time and other revenue” is primarily comprised of licensing and services which are contract balances. The Company accepts advance payments, primarily from newer customers ranging from 25% to 50% of the transaction price. Upon receipt of an advance payment, the Company recognizes deferred revenue, which is included on the accompanying consolidated balance sheets.

F-23

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The following table breaks out the Company’s sales by geographical region for the years ended December 31, 2021 and 2020:

As of December 31,	2021	%	2020	%
Asia	$11,267,284	17%	$4,391,639	10%
Europe	9,033,097	14%	9,790,510	23%
Middle East	176,057	0%	11,540	0%
North America	43,509,420	68%	28,239,243	66%
Oceania	400,462	1%	444,756	1%
Total sales	$64,386,320	100%	$42,877,688	100%

In accordance with ASC 606, the following table represents a disaggregation of the Company’s revenue for the years ended December 31, 2021 and 2020, which is recognized over time:

Deferred revenue rollforward for year ending December 31,

	2020
	Beginning Balance	New Transactions	Revenue	Ending Balance
Physical product	$3,776,459	$1,368,237	$(3,776,459)	$1,368,237
Licensing and royalties	500,000	2,600,000	-	3,100,000
Services	-	811,640	-	811,640
	$4,276,459	$4,779,877	$(3,776,459)	$5,279,877

Deferred revenue rollforward for year ending December 31,

	2021
	Beginning Balance	New Transactions	Revenue	Ending Balance
Physical product	$1,368,237	$1,152,867	$(523,761)	$1,997,343
Licensing and royalties	3,100,000	3,642,657	(3,100,000)	3,642,657
Services	811,640	5,123,766	(295,093)	5,640,313
	$5,279,877	$9,919,290	$(3,918,854)	$11,280,313

F-24

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The Company engages in kickstarter campaigns that generate revenue on unfulfilled campaigns. The Company classifies these revenues as deferred and recognizes the revenue at the point the campaign reaches fulfillment. The average length of a Kickstarter is fifteen months.

Future annual revenues from deferred revenues are as follows:

2022	2023	2024	2025	2026
$8,218,324	$1,592,881	$609,547	$542,881	$316,680

15.	INCOME TAXES

The total current tax and provision for income tax expense consists of the following as of December 31, 2021 and 2020:

As of December 31,	2021	2020
Current tax expense:
Federal	$206,386	$37,709
State and local	310,205	60,323
Foreign	356,991	19,423
Total current tax expense	$873,582	$117,455

Deferred tax expense:
Federal	1,274,509	53,617
State and local	199,058	60,323
Total deferred tax expense	$1,473,567	$113,940
Total income tax expense	$2,347,149	$231,395

Deferred tax assets consist of the following as of December 31, 2021 and 2020:

As of December 31,	2021	2020
Deferred tax asset attributable to:

Federal	$2,387,657	$3,198,754
State and local	1,532,029	1,423,604
Foreign tax credit	267,036	-
Difference in book/tax carrying value	139,957	1,177,889
Net deferred tax asset	$4,326,679	$5,800,247

Consideration of whether a valuation allowance should be recorded against deferred tax assets is based on the likelihood that the benefits of the deferred tax assets will or will not ultimately be realized in future periods. Accounting standards require that all available evidence, both positive and negative, be considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. Realization of the future benefits related to the deferred tax assets is dependent on many factors, including the company’s ability to generate taxable income within the near to medium term and tax planning strategy. The Company has considered these factors in determining the amount of the valuation allowance.

F-25

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The Company had no valuation allowance as of December 31, 2021 and 2020, as net deferred tax assets are expected to be fully utilized in future periods.

The federal and blended state income tax rates used in determining the provision for the year ended December 31, 2021 is 21.00% and 8.84%, when applicable, respectively. The Company’s effective tax rate was less than the statutory rate due to net operating losses (“NOLs”) applied against income.

As of December 31, 2021, the Company’s federal NOLs were approximately $11,360,000 for Fed NOLs which may be carried forward indefinitely until used. The utilization of NOL carryforwards is subject to annual limitations under Section 382 of the Internal Revenue Code. The Company has determined that a valuation allowance against deferred tax assets is not necessary in any jurisdictions.

For the years ended December 31, 2021, and 2020, the Company did not take any material uncertain tax positions.

The Company has not received any notice or indication of federal income tax examination and as such the tax years 2017 through 2021 remain open to examination for federal income tax purposes and by other major taxing jurisdictions to which the Company is subject.

16.	SUPPLEMENTAL CASH FLOW INFORMATION

As of December 31,	2021	2020
Supplemental disclosures of cash flow information:
Cash paid for interest	$12,269	$201,830
Cash paid for income taxes	$917,092	$523,697
Non cash investing and financing activities:
Warrants issued for financing costs	$-	$97,300
Preferred Interests issued for prepaid services	$-	$250,000
Common interest issued to acquire noncontrolling interest	$570,000	$-
Common interest appreciation rights issued to acquire NCI	$1,668,362	$-
Derivatives received in exchange of license	$2,714,403	$-

17.	EMPLOYEE BENEFIT PLAN

The Company maintains a 401(k) retirement plan (the “Plan”) that covers eligible employees of the Company. Under the terms of the Plan, employees may make voluntary contributions, subject to certain limitations, and the Company may make discretionary contributions to the Plan. The Company contributed $210,215 and $196,666 for the years ended December 31, 2021, and December 31, 2020, respectively. which is included in operating expenses on the accompanying consolidated statements of income and comprehensive income. The contributions represent 100% match of the employee’s 401(k) contributions after three months of employment, based on contributions up to 4%.

F-26

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

18.	PAYCHECK PROTECTION PROGRAM LOAN

Between April 5, 2020 and April 29, 2020, the Company received a total of six loans between East West Bank and City National Bank in the amount of $1,627,781 to fund payroll, rent, utilities, and interest on mortgages and existing debt through the Paycheck Protection Program (the PPP Loan) for the Company and its subsidiaries.

The original loan agreements were written prior to the PPP Flexibility Act of 2020 (June 5) and were due over 24 months deferred for six months. Subsequently, the law changed the loan deferral terms retroactively. The PPP Flexibility Act and subsequent regulations supersede the loan agreements. The PPP Loans bear interest at a fixed rate of 1.0% per annum, have a term of two years, and are unsecured and guaranteed by the U.S. Small Business administration (“SBA”). Payments of principal and interest were deferred until the date on which the amounts of forgiveness were remitted to the lender or, if the Company failed to apply for forgiveness within 10 months after the covered period, then payments of principal and interest would begin on those dates. These amounts may be forgiven subject to compliance and approval based on the timing and use of these funds in accordance with the program. The covered periods ranged from April 5, 2020 to May 31, 2020 and from April 29, 2020 to June 24, 2020, respectively, representing the time that the receiving business had to spend its PPP Loan funds. The Company is following ASC 470, Debt, to account for the initial receipts related to the PPP Loans.

On December 16, 2020, the SBA processed one of the Company’s PPP Loan forgiveness applications and notified East West Bank that the $270,000 PPP Loan qualified for full forgiveness. Loan proceeds were received by the bank from the SBA on this date. Therefore, the Company was legally released from this debt and the loan forgiveness was recorded as a gain on extinguishment of debt, which is included in Other Income during the year ended December 31, 2020.

The Company classified the remaining loans as current liabilities in accordance with the terms of the agreement and current PPP program provisions. The Company did not accrue interest as of December 31, 2020.

In March of 2021, Skybound Games Inc was granted a second PPP loan of $230,170, pursuant to the PPP Loan under Division A, Title I of the CARES Act, which was enacted March 27, 2020. The Company used these funds towards payroll and rent expenses. The loan was later forgiven in 2021.

As of December 31, 2021, the SBA determined the remaining loans including the second PPP loan for Skybound Games, all qualified for full forgiveness. The Company was legally released from all debt and the Company recorded $1,587,951 of loan forgiveness as a gain on extinguishment of debt, which is included in Other Income during the year ended December 31, 2021.

The SBA may review funding eligibility and usage of funds for compliance with program requirements based on dollar threshold and other factors. The amount of liability, if any, from potential noncompliance cannot be determined with certainty; however, management is of the opinion that any review will not have a material adverse impact on the Company’s financial position.

F-27

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

19.	SUBSEQUENT EVENTS

The Company evaluated subsequent events that occurred from January 1, 2022 through the date of the independent auditor’s report, which is the date that the consolidated financial statements were available to be issued, and determined that there were no subsequent events or transactions that required recognition or disclosure in the consolidated financial statements, except as noted below:

In January 2022, a lawsuit was filed in federal court against a principle of Mr. Mango LLC by a colorist who performed services on a comic book. Neither Mr. Mango LLC nor any of its subsidiaries are parties to the lawsuit, however, the lawsuit does list a principle of Mr. Mango LLC and the Company’s subsidiaries commercialize the involved IP.

On February 22, 2022, the Company issued additional Series B funding in the amount of $1,998,943 for 6,885 of Series B Preferred Interests.

On February 28, 2022, the Company issued additional Series B funding in the amount of $575,896.08 for 1,984 of Series B Preferred Interests

On March 1, 2022, the three Company founders each redeemed 367 Common Interests for $107,291 cash.

In March of 2022 the Company entered into an agreement to issue 959 options under The Mr. Mango LLC 2019 Equity Incentive Plan. In April 2022, 450 of those options were exercised.

On May 8, 2017, the Company (“Seller”) sold contract rights and IP assets to a private company for the total of $16.5 million and upon the earlier of (1) as of immediately prior to the consummation of a Liquidation Event or (2) May 8, 2022, the purchasing company would issue Seller a warrant for 481,824 shares of the purchasing company’s common stock at an exercise price of $0.01 per share. According to the agreement, the purchase price of $16.5 million as allocated as follows; $8,085,000 to the contract rights with a remaining term of approximately two years recognized as royalty income and $8,415,000 for purchase of IP rights recognized as other income. As the future warrants had an uncertain date of issuance and uncertain valuation, the value was deemed indeterminable and was not recorded May 2017. On May 8, 2022 the Company elected to use the fair method valuation to record the warrants, reflecting a market-approach valuation for the issuing private company as of October 31, 2021 with a value of $30.85 per share. On May 8, 2022, the Company received the warrants of 481,824 shares of stock and recorded an unrealized gain, net of commission fees, of $10,401,616 and recorded federal taxes net of expenses of $3,123,149 and recorded state taxes net of expense of $1,314,002.

In August 2022, the Company entered into a multi-tranche investment and made the first tranche payment of $2,000,000 in Mega Cat Studios, a private video game development company. Game development resources are extremely tight, so this investment allows the Company to lock in future product flow more reliably.

In April and August 2022, the Company paid an aggregate of $5,142,257 for the second and third tranche of its investment in 5th Planet Games, increasing the Company ownership to 47.1% (see note 6).

On October 24, 2022 the managing members approved a forward unit split for which 7.18732 limited liability company equity interests will be exchanged for each Common and Preferred Interest held. All limited liability company equity interests and related amounts have been retroactively restated for all periods presented.

F-28

SUPPLEMENTAL SCHEDULES

F-29

MR. MANGO LLC AND SUBSIDIARIES

RECONCILIATION OF EARNINGS BEFORE INCOME TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) TO NET INCOME (LOSS)

	6 months ending	Year ending	Year ending
	June 30, 2022	December 31, 2021	December 31, 2020

Net Income Attributable to Mr. Mango LLC and subsidiaries	$12,298,958	$9,575,676.00	$1,236,178.00

EXPENSES TO ADD BACK
Depreciation, depletion, accretion, and amortization	228,664	974,827.00	287,047.00
Taxes	7,279,147	2,347,149.00	231,395.00
Interest expense	35,336	108,047.00	247,759.00

OTHER FINANCIAL DATA
EBITDA (1)	$19,842,105	$13,005,699	$2,002,379

(1) EBITDA is a non-GAAP supplemental financial measure used by management and by external users of financial statements such as investors, research analysts, and others, to assess the financial performance of our assets and their ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.

EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization.

EBITDA does not represent and should not be considered an alternative to, or more meaningful than, net income (loss), income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. GAAP as measures of financial performance. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The computation of EBITDA may differ from computations of similarly titled measures of other companies.

F-30

Mr. Mango LLC AND SUBSIDIARIES

UNAUDITED

INTERIM CONSOLIDATED Financial Statements

January 1, 2022 through June 30, 2022

F-31

F-32

MR. MANGO LLC AND SUBSIDIARIES

UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS

FOR THE 6 MONTHS ENDING JUNE 30,	2022

ASSETS

Current assets:
Cash and cash equivalents	$30,644,554
Accounts receivable, net	12,045,297
Due from related parties	1,105,457
Inventories, net	2,948,266
Software development costs, net	426,674
Contract costs to related parties	407,143
Prepaid expenses and other current assets	862,912
Total current assets	48,440,303

Property and equipment, net	500,231
TV / Film development costs, net	469,639
Non-current software development costs, net	3,433,723
Deferred tax asset	4,326,679
Equity-method investment	6,799,521
Derivative asset	4,129,874
Stock warrants	14,859,452
Investment other	830,000
Other non-current assets	2,997,657
Total assets	$86,787,079

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable	$1,395,329
Accrued liabilities	7,259,056
Accrued warrant expense to related parties	4,457,836
Accrued royalties to related parties	2,733,298
Deferred revenue, short-term	9,344,601
Tax liabilities	1,178,676
Other current liabilities	69,283
Total current liabilities	26,438,079

Notes payable, short-term	250,000
Deferred revenue, long-term	3,883,429
Total liabilities	30,571,508

Commitments and contingencies (see Note 12)

Members’ equity:
Preferred Interests	43,960,792
Common Interests	830,819
Additional paid-in capital	167,424
Accumulated other comprehensive loss	(54,125)
Accumulated deficit	10,608,860
Members’ equity of Mr. Mango LLC and subsidiaries	55,513,770
Noncontrolling interest	701,801
Total members’ equity	56,215,571
Total liabilities and members’ equity	$86,787,079

See accompanying notes to consolidated financial statements.

F-33

MR. MANGO LLC AND SUBSIDIARIES

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE 6 MONTHS ENDING JUNE 30,	2022

Revenue	$48,208,209

Cost of revenue	25,681,119

Gross profit	22,527,090

Operating expenses:
Sales and marketing	4,254,129
General and administrative	9,732,717
Research and development	2,379,239
Total operating expenses	16,366,085

Income (loss) from operations	6,161,005

Other income (expenses):
Interest income	541
Interest expense	(35,336)
Foreign currency exchange	358
Settlement income	5,059
Investment income	10,401,616
Change in fair value of derivative	1,415,471
Other non-operating income (expense)	1,388,847
Total other income	13,176,556

Income before income taxes	19,337,561

Income taxes	7,279,147

Net Income	$12,058,414

Net loss attributable to noncontrolling interests	(240,544)

Net Income Attributable to Mr. Mango LLC and subsidiaries	$12,298,958

Other comprehensive income (loss), net of provision for income taxes:
Foreign currency translation gain/(loss)	(7,823)

Comprehensive income	$12,291,135

Basic net income (loss) per share	$14.47
Diluted net income (loss) per share	$10.71

Weighted average shares outstanding - basic	850,208
Weighted average shares outstanding - diluted	1,148,024

See accompanying notes to consolidated financial statements.

F-34

MR. MANGO LLC AND SUBSIDIARIES

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE 6 MONTHS ENDING JUNE 30,	2022

Cash Flows from Operating Activities:
Net income	$12,058,414
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	228,664
Unrealized gain warrants	(14,859,452)
Unrealized gain derivative asset	(3,500,531)
Realized foreign currency exchange gains	(357)
Share based compensation	977,567
Changes in operating assets and liabilities:
Accounts receivable, net	4,368,843
Inventory	985,029
Prepaid expenses and other current assets	761,993
Capitalized software development costs	(841,794)
Accounts payable	(48,279)
Accrued liabilities and other liabilities	9,714,517
Tax liabilities	(10,148)
Deferred revenue	1,947,718
Net cash provided by operating activities	11,782,184

Cash Flows from Investing Activities
Purchase of property and equipment	(1,746,444)
Purchase of equity method investments	(2,439,828)
Net cash used in investing activities	(4,186,272)

Cash Flows from Financing Activities
Repayment of line of credit	250,000
Proceeds from sale of preferred shares	2,252,967
Redemption of common shares	(321,873)
Net cash provided by financing activities	2,181,094

Effect of exchange rate changes on cash	(33,464)

Net increase in cash	9,743,542

Cash - Beginning of Year	20,901,012
Cash - End of Year	$30,644,554

See accompanying notes to combined financial statements.

F-35

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

JANUARY 1, 2022 THROUGH JUNE 30, 2022

1. ORGANIZATION AND NATURE OF BUSINESS

Mr. Mango LLC and subsidiaries (the “Company”), formed on June 2, 2010 as a California limited liability company (“LLC”), is a multi-platform entertainment company distributing intellectual property (IP) across comics, games, books, television shows, and movies and serves customers worldwide.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation The accompanying consolidated financial statements include the accounts of Mr. Mango LLC and its wholly owned subsidiaries: Bumbio LLC, Dark Stories LLC, Viltrumite Pants LLC, This is JoJo LLC, Boaty Boat Boat LLC, El El See LLC, Itchy Waters LLC, Blah Blah Boys LLC, Tea Hot LLC, HowYaKnow LLC, Fakakta Inc, Shoe Leather Digital Inc, Skybound Game Studios Inc., IBO, Skybound Interactive LLC and Skybound LLC and are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

The Company, directly or through its subsidiaries, have majority owned subsidiaries including the accounts of Skybound Galactic, LLC and Skybound Stories, Inc. The ownerships interest not held by the Company are reflected as noncontrolling interest in these consolidated financial statements.

Collectively, all the companies above are referred to as the “Company” throughout these consolidated financial statements and accompanying notes. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company leases office space at 9570 W. Pico Blvd., Los Angeles CA 90035, from Blueberry & Chicken, LLC (B&C), a related party owned by two members of the Company and office space at 10911 Riverside Dr., North Hollywood CA 91602, from Spicy Sauce LLC (Spicy), a related party owned by three members of the Company. The Company consolidates all entities which the Company holds a controlling financial interest. For voting interest entities, the Company is considered to hold a controlling financial interest when the Company is able to exercise control over investees’ operating and financial decisions. For Variable Interest Entities (VIE), the Company is considered to hold a controlling financial interest when it is determined to be the primary beneficiary. A primary beneficiary is a party that has both: (1) the power to direct the activities of a VIE that most significantly impact that entity’s economic performance, and (2) the obligation to absorb losses, or the right to receive benefits, from the VIE that could potentially be significant to the VIE. The Company does not have the power to direct activities of B&C or Spicy. The Company does not have the obligation to absorb losses or rights to receive benefits. The Company has a variable interest in B&C and Spicy through a loan guarantee (see Note 8).

The determination of whether an entity is a VIE is based on the amounts and characteristics of the entity’s equity discussed in New Developments Summary 2017-03, “Step-by-step approach to applying the VIE consolidation model: Updated for ASU 2015-02, Amendments to the Consolidation Analysis,” discusses a step-by-step approach to determining whether a legal entity is a VIE and, if so, whether a reporting entity is the primary beneficiary of the VIE and should, therefore, consolidate the VIE under the guidance in ASC 810. Following this guidance, B&C would not need to be reflected in the consolidated financial statements.

Noncontrolling Interests The Company accounts for the noncontrolling interests in consolidated subsidiaries under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation, which requires that noncontrolling interests be reported as a separate component of members’ equity and that net income or loss attributable to the noncontrolling interests and net income or loss attributable to the members of the Company be presented separately on the consolidated statements of income and comprehensive income.

F-36

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

JANUARY 1, 2022 THROUGH JUNE 30, 2022

Use of Estimates The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, expenses, and disclosures as of the date of the consolidated financial statements and for the years then ended. Significant estimates affecting the consolidated financial statements, capitalization and recovery of development costs, such as the allowance for doubtful accounts, reserve for excess and obsolete inventories, certain accrued expenses, valuation of equity related grants, derivative assets, estimates related to revenue recognition when recognition is based on the inputs/time spent on the project and deferred tax assets have been prepared based on the most current and best available information. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the consolidated financial statements.

Revenue Recognition Effective January 1, 2020, the Company adopted FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method. ASC 606 outlines a comprehensive five-step principles-based framework for recognizing revenue under US GAAP. Revenue recognition is evaluated through the following five steps:

1.	Identify the Contract(s) with a Customer: A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to those goods or services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s intent and ability to pay, which is based on a variety of factors including the customer’s historical payment experience and for new customers credit and financial information pertaining to the customer.

2.	Identify the Performance Obligations in the Contract: Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the good or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, the Company must apply judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.

3.	Determine the Transaction Price: The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration.

F-37

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

JANUARY 1, 2022 THROUGH JUNE 30, 2022

4.	Allocate the Transaction Price to the Performance Obligations in the Contract: If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (SSP) basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct good or service that forms part of a single performance obligation. The consideration to be received is allocated among the separate performance obligations based on relative SSP’s. The Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations. For subscription-based sales, if not sold stand-alone, the Company uses the residual method. Under the residual method, obligations with a SSP are first allocated their portion of consideration based on SSP and the amount remaining is applied to the remaining obligations.

5.	Recognize Revenue: The Company disaggregates its revenue streams by type of service into three major categories that depict the nature, amount, timing, and uncertainty of revenues and related cash flows. The following depicts the primary revenue streams and recognition policies:

The Company generates revenue from the following sources:

●	Product Sales: The sale of physical and digital products are earned by the Company based on a predetermined sales price, The product is delivered to customers in exchange for the stated rate, and as such these revenues are recognized by the Company when control of the promised goods or services are transferred to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services, which is generally on delivery to the customer. After that point in time, the Company does not have remaining performance obligations related to the product sales.

●	Licensing and Royalties from the sales of licensed intellectual property (IP): Licensing revenues are based on the functionality of the IP. When the IP is fully functional, the Company records revenues at the time the license is granted. If the license is deemed symbolic or is not yet functional, revenues are recorded over time when the customer begins deriving the benefits of the Company’s IP over the estimated term of the contract period of benefit. The granting of a license for IP is often coupled with services co-publishing, production and marketing services (see paragraph below). The license and services fees require the Company to allocate the transaction price to the deliverables based on cost inputs and comparable fees. Royalty revenue is generally recognized at a point in time when merchandise is sold, as it is considered a sales-based royalty in accordance with ASC 606. After the term of the agreement, the Company does not have remaining performance obligations related to licensing.

●	Production and marketing services: Services revenues are fixed and determinable and is earned by the Company based on a predetermined amount. The service is delivered to the customers throughout the production schedule in exchange for stated rate, and as such this revenue is earned by the Company over time and recognized as a % of completion against actual costs. After production wraps, the Company does not have the remaining performance obligations related to producing services.

The adoption of ASC 606 did not result in an adjustment to the opening balance of members’ equity at January 1, 2020.

F-38

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

JANUARY 1, 2022 THROUGH JUNE 30, 2022

Impact of Coronavirus Pandemic In December 2019, a novel strain of coronavirus disease (“COVID-19”) was first reported in Wuhan, China. On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. The global and domestic response to the COVID-19 outbreak continues to rapidly evolve. To date, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities to mitigate the spread of the virus, which have adversely impacted global commercial activity and have contributed to significant volatility in financial markets. The COVID-19 outbreak and associated responses could result in a material impact to the Company’s future results of consolidated operations, cash flows and financial condition; however, at this time the extent to which COVID-19 may impact the Company’s consolidated financial condition or results of operations is uncertain.

Cash and Cash Equivalents Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts, and the Company generally does not require collateral. As a general policy, the Company determines an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. Receivables are written off against the allowance for doubtful accounts in the year deemed uncollectible after all reasonable methods of collection have been exhausted. No allowance for doubtful accounts was deemed necessary as of June 30,2022.

Financial Instruments and Concentrations of Business and Credit Risk Financial instruments that potentially subject the Company to concentrations of business and credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company maintains cash and cash equivalents balances that at times exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.

The Company’s accounts receivable, which are unsecured, expose the Company to credit risks such as collectability and business risks such as customer concentrations. The Company mitigates credit risks by investigating the creditworthiness of customers prior to establishing relationships with them, performing periodic reviews of the credit activities of those customers during the course of the business relationship, and recording allowances for doubtful accounts when these receivables become uncollectible.

The Company’s supplier concentrations expose the Company to business risks which the Company mitigates by attempting to diversify its supply chain. No individual supplier accounted for at least 10% of the Company’s purchases for the six-month period ending June 30, 2022.

Inventories Inventories, work-in-process and finished goods, are stated at the lower of cost or net realizable value, net of a reserve. Cost is determined using standard costs, which approximates average costing. The Company evaluates the need for reserves on inventories associated with obsolete, slow-moving, and non-sellable inventories by reviewing estimated net realizable values on a periodic basis.

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Property and Equipment Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the related assets, ranging from three to fifteen years.

Property and equipment	Useful lives
Leasehold improvements	Lesser of lease life or asset life
Equipment and vehicles	Five to ten years

Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred.

The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition, if any, is recognized in the consolidated statement of income for that period.

Recoverability of Long-Lived Assets The Company accounts for the impairment and disposition of long-lived assets in accordance with FASB ASC Subtopic 360-10-35, Property, Plant, and Equipment – Overall – Subsequent Measurement (“ASC 360”). In accordance with ASC 360, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by comparing the carrying amount of an asset to future undiscounted net cash flows that it expects the asset to generate. When an asset is determined to be impaired, the Company recognizes the impairment amount, which is measured by the amount that the carrying value of the asset exceeds its fair value. No impairment losses were recognized for the six-month period ending June 30, 2022..

Software Development Costs Software development costs include payments made to independent software developers under development agreements for various digital games. Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility of a product requires both technical design documentation and game design documentation, or the completed and tested product design and a working model. For products where proven technology exists, this may occur early in the development cycle. Significant management judgments and estimates are applied in assessing when capitalization commences for software development costs and the evaluation is performed on a product-by-product basis. Prior to a product’s release, if and when we believe capitalized costs are not recoverable, we expense the amounts as part of research and development costs. Capitalized costs for products that are canceled or are expected to be abandoned are charged to Development Costs.

Commencing upon a product’s release, capitalized software development costs are amortized to “Cost of sales” based on the ratio of current revenues to total projected revenues.

Software development costs are stated at cost. Once a game is released, amortization of capitalized production costs is computed based on actual revenues achieved as a percentage of the expected lifetime revenue. As the lifetime revenue amount is a project that can change with updated expectations, amortization can fluctuate each month. Our software development costs are generally amortized in full within 12 months.

Film and TV Costs Film and TV costs include direct costs incurred in the production of a film, including costs related to the creation of the story. These costs are capitalized. Amortization begins once a project is completed and starts generating revenue.

Equity-Method Investments The Company has investments accounted for under equity method because management believes the Company has significant influence, but not control. During the year ended December 31, 2021, the Company recognized $62,605 in losses resulting from the portion of net losses attributable to its ownership interest.

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At-Cost Investments In accordance with FASB ASC Subtopic 321-10-35-2, Investments – Others – Cost Method Investments, investments where the Company does not have a significant influence are accounted for at cost. The Company reviews all material investments on an annual basis to determine whether a significant event or change in circumstances has occurred that may have an adverse effect on the fair value of the investment. In the event the fair value of the investment declines below the cost basis, the Company will determine if the decline is other than temporary. If the decline is determined to be other than temporary, an impairment charge is recorded. There was no impairment recorded for the six-month period ending June 30, 2022. During the years presented, our investments, at cost, were not significant.

Derivative Instruments The Company accounts for free-standing derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the consolidated balance sheet at fair value. Changes in fair value of the derivative instruments are recorded in the consolidated statement of income and comprehensive income.

Fair-Value of Financial instruments Three different asset levels were introduced by the U.S. FASB to bring clarity to corporations’ balance sheets. Level 1 assets include listed stocks, bonds, funds, or any assets that have a regular mark-to-market mechanism for setting a fair market value. These assets are considered to have a readily observable, transparent prices, and therefore a reliable fair market value. Level 2 assets are financial assets and liabilities that do not have regular market pricing, but whose fair value can be determined based on other data values or market prices. Level 3 assets are financial assets and liabilities considered to be the most illiquid and hardest to value. They are not traded frequently, so it is difficult to give them a reliable and accurate market price.

The Company’s forward purchase contract to acquire equity shares of 5th Planet Games is considered a free-standing derivative reported at fair value. 5th Planet Games shares are traded at Euronext, thus their shares are considered to have a readily determinable fair value. We estimated the fair value based on the fixed price per share and the closing price per share. We determine this derivative is a Level 2 instrument.

Deferred Issuance Costs Deferred issuance costs paid in connection with obtaining long-term financing are capitalized and amortized using the straight-line method, which approximates the effective-interest method over the term of the related financing. The Company complies with the requirements of ASC 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed.

Leases and Deferred Rent The Company categorizes non-cancellable leases at their inception as either operating or capital leases in accordance with FASB ASC Topic 840, Leases. Costs for operating leases that include payment escalations or incentives, such as rent abatements, are recognized on a straight-line basis over the term of the lease, which results in a deferred rent liability and is recorded on the consolidated balance sheets. Additionally, inducements received from lessors are treated as a reduction of costs over the term of the agreement. The Company recorded a deferred rent liability of $129,084.54 related to future rent payment escalations and rent abatements as of June 30, 2022. Costs for capital leases are capitalized at the present value of the future minimum lease payments, less any taxes and fees, with the corresponding obligation recorded in liabilities. The capital leases are amortized in accordance with the Company’s property and equipment policies and the corresponding obligations are reduced as lease payments are made.

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

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Advertising Advertising costs are expensed as incurred and amounted to $1,469,577 for the six-month period ending June 30, 2022. Advertising costs are included in operating expenses on the accompanying consolidated statements of income and comprehensive income.

Equity Incentive Plan During 2018, the Company adopted an incentive interest plan, in which the Company may grant certain incentive interests to key employees and board members. The incentive interests are subject to vesting over time or based on the Company’s financial performance. FASB ASC Topic 718, Compensation – Stock Compensation (“ASC 718”), requires that all share-based payments to employees and board members be recognized in the consolidated statement of income and comprehensive income over their vesting period based on the fair value of those awards calculated using an option valuation model on the grant date. The Company issued it’s first two grants in January.

Foreign Currency Matters The functional currency of the Company is the United States dollar. The functional currency of the Skybound Games Europe BV is the Euro and Skybound Games UK Limited is the British Pound. The financial statements of the Company’s subsidiaries were translated to United States dollars in accordance with ASC 830, Foreign Currency Translation Matters, using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Gains and losses arising on foreign currency denominated transactions are included in consolidated statements of income and comprehensive income.

Sales Taxes Sales and similar taxes collected by the Company are netted with the corresponding sale to the customer. The Company collects said sales tax from customers and remits the entire amount to the state.

VAT Taxes The Company tracks collected and paid VAT tax. The Company nets the collections with the payments and files returns quarterly.

Delivery Costs All costs of delivery are included in Cost of Sales. Delivery costs were $2,065,012 for the six-month period ending June 30, 2022.

Basic and Diluted Income (Loss) Per Share The Company follows Financial Accounting Standards Board (“FASB”) ASC 260 Earnings per Share to account for earnings per share. Basic earnings per share (“EPS”) calculations are determined by dividing net income (loss) by the weighted average number of shares of common shares outstanding during the year. Diluted earnings per share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated, based on the average share price for each period.

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

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The following is a summary of outstanding securities which have been included in the calculation of diluted net income per share and reconciliation of net income to net income available to common stockholders for the six months ending June 30, 2022:

As of June 30, 2022
Weighted average common shares outstanding used in calculating basic earnings per share	850,208
Effect of Series A and B Preferred Interests	110,500
Effect of Common Interest Appreciation Rights	187,316

Weighted average common shares outstanding used in calculating diluted earnings per share	1,148,024

Net income as reported	$12,291,135

Diluted income per Share	$10.71

Recently Issued Accounting Pronouncements In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASU 2016-02”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the consolidated balance sheets for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of income. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new guidance, which is effective for the Company beginning on January 1, 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), which in conjunction with subsequent amendments issued by FASB amends the FASB’s guidance on the impairment of financial instruments. The ASU adds to US GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. For private companies, ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the timing and impact of adoption on the Company’s consolidated financial statements.

3. INVENTORIES

Inventories consist of the following:

As of June 31, 2022
Finished goods	$2,250,950
Work-in-process	697,316
Inventories, net	$2,948,266

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

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4. SOFTWARE DEVELOPMENT AND CAPITALIZED PRODUCTION COSTS

The following table summarizes the components of software development and capitalized production cost balances:

		June 30, 2022
	Average Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Software development costs completed	less than one year	$526,315	$(99,641)	$426,674
Software development costs in process	n/a	4,152,355	(718,632)	3,433,723
Capitalized TV/Film production in process	1-2	797,814	(328,175)	469,639
Total capitalized development and production costs		$5,476,484	$(1,146,448)	4,330,036

5. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

As of June 30, 2022
Leasehold improvements	$59,028
Furniture and fixtures	291,822
Computers	416,609
Machinery and equipment	927,782
Vehicles	300,000

Less: accumulated depreciation	(1,495,010)
Property and equipment, net	$500,231

Depreciation expense related to property and equipment was $125,463 for the six-month period ending June 30, 2022.

6. EQUITY INVESTMENT

In August 2021, the Company entered into a multi-tranche investment in 5th Planet Games A/S, a Danish interactive game company publicly listed on the Euronext stock exchange. The investment provides an opportunity for the Company and 5th Planet Games to bring other games to market. The Company has entered into separate commercial deals outside of the investment agreement. In August 2021, we purchased 21,677,765 shares at $0.069 per share or $1,500,000. As of June 30, 2022 the Company’s ownership in 5th Planet Games was 35.51%.

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

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The Company has the right and obligation to purchase additional interests as follows:

	Investment Shares	Cost/Share in NOK	Estimated investment in NOK	$USD Exchange Rate	Estimated investment in USD	Upon
Tranche 3	43,355,530	0.61	26,446,873	0.1118	2,956,760	August 2022
Tranche 4	50,581,452	0.61	30,854,686	0.1118	3,449,554	August 2023
	93,936,982		$57,301,559		$6,406,314

The Company has the opportunity to acquire additional shares at NOK 0.90, per share, in the event 5th Planet Games’ market capitalization reaches the following amounts:

	Milestone Warrants	Upon Market Value of (NOK)	Upon Market Value of (USD equity)
Tranche 1	4,241,438	$60,000,000	$6,708,000
Tranche 2	4,241,438	75,000,000	8,385,000
Tranche 3	4,241,438	100,000,000	11,180,000
Tranche 4	4,241,438	125,000,000	13,975,000
Tranche 5	14,138,130
	31,103,882

In August 2022, the Company completed its three tranche investment, increasing the Company’s ownership to 47.1%. The final tranche payment will be in 2023 at which point the Company will have control over 5th Planet Games. See Note 19 Subsequent Events for discussion of additional investments made in 2022.

This forward purchase agreement is accounted for as a derivative. We determined the estimated fair value in August 2021 to be approximately $2.7 million on the date of commitment. Such value was ascribed to the license of IP. We believe that the expected license term will be approximately five years. As of June 30, 2022, the estimated fair value was $4,129,874.

On May 8, 2017, the Company sold contract rights and IP assets to a private company for the total of $16.5 million and upon the earlier of (1) as of immediately prior to the consummation of a Liquidation Event or (2) May 8, 2022, the purchasing company would issue Seller a warrant for 481,824 shares of the purchasing company’s common stock at an exercise price of $0.01 per share and otherwise with substantially the same terms as the Warrants. According to the agreement, the purchase price of $16.5 million as allocated as follows; $8,085,000 to the contract rights with a remaining term of approximately two years recognized as royalty income and $8,415,000 for purchase of IP rights recognized as other income. As the future warrants had an uncertain date of issuance and uncertain valuation, the value was deemed indeterminable and was not recorded May 2017. On May 8, 2022, the Company received the warrants of 481,824 shares of stock at an exercise price of $0.01.

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7. ACCRUED LIABILITIES

The Company accrues for all expenses incurred but not billed.

As of June 30, 2022
Accrued tax liability	$4,435,498
Accrued royalties and commissions	1,546,226
Accrued compensation and related benefits	1,086,113
Accrued marketing services	150,000
Accrued other	41,219
Accrued other liabilities	$7,259,056

The Company has a royalty agreement with one of its members (see note 11).

8. LINE OF CREDIT

On September 25, 2020, the Company entered into a credit agreement with East West Bank for a revolving line of credit which permits borrowings up to $8,000,000. The rate of interest will fluctuate based on an applicable margin plus the Prime Rate or LIBOR, as applicable. The interest rate shall in no event be less than 3.75% per annuum. The current rate is 0.25% less than the Prime Rate (effective rate of 3.75% on June 30, 2022) and no interest is charged on the unused balance. The agreement is secured by substantially all the Company’s negotiable collateral and intellectual property collateral, is subject to certain financial covenants, and expires on September 25, 2023. On June 30, 2022, the outstanding balance on the line was $250,000. The Company believes it is in compliance with or has received waivers for all of the restrictive covenants on June 30, 2022.

Loan fees are being amortized using the straight-line method, which approximates the effective interest rate method over the term of the Loan. Amortization of loan fees is included in interest expense.

9. BACKSTOP ARRANGEMENT

On September 25, 2020, the Company entered into an unsecured agreement with one of its members to advance up to $5,000,000 to East West Bank, the lender on the Company’s revolving line of credit (“Backstop Note”). The Backstop Note accrues interest at 7% per annum and, unless converted to equity, would be due at the six-month anniversary of the line of credit or March 25, 2024. The advances would be in effect if the Company is unable to repay its line of credit with East west Bank as lender and the lender calls for borrowings under the Backstop Note. Any borrowings and any unpaid interest on the Backstop Note are able to be converted into an equivalent amount of the Company’s equity at 80% of the then-current Series A Preferred Unit price.

In addition to the convertible note and as part of the Backstop arrangement, the Company issued 1,725 warrants to purchase Common Interests in the Company for an exercise price of $10.00. The Company recorded the fair value of the warrant issued to the member as a deferred issuance cost associated on the date when the warrant was granted. Fair value of the warrants was $97,331, as determined using a market approach valuation.

The deferred issuance cost will be amortized on a straight-line basis over the stated term of the line of credit, i.e., the access period.

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10. MEMBERS’ EQUITY

Series A Preferred Interests During the year ended December 31, 2021, the Company issued Series A Preferred Interests at a value of $290 per Series A Preferred Interest. Certain Series A Preferred Interests were also issued in 2020 for the same purchased value of $290. Preferred Interests will receive preference in liquidation over Common Interests up to $290 per Series A Preferred Interest, and then pro-rata with all members of the company, and their total return is capped at two times the liquidation preference. Holders of Series A Preferred Interests are entitled to participate in non-liquidating distributions in proportion to each member pro-rata share. Preferred Interests can convert into Common Interests on a one-to-one basis, subject to certain anti-dilution adjustments upon the consent of the holders of at least two-thirds of the outstanding Series A Preferred Interests or mandatorily upon Initial Public Offering. Series A Preferred Interests also have certain voting privileges such as approval of mergers, liquidation of the company, creation of new securities, incurrence or guarantee of debt, changing the primary business of the Company, dividends or distributions, among others.

Series B Preferred Interests During the year ended December 31, 2021, the Company issued 55,098 Series B Preferred Interests at a value of $290 per Series B Preferred Interest. Series B Preferred Interests have liquidation, dividend, conversion and voting rights similar to Series A Preferred Interests except that conversion of Series B Preferred Interests into Common Interests is subject to approval by the holders of a majority of the outstanding Series B Preferred Interests.

Common Interests Common Interests were granted to the founding members of the Company. Once the liquidation preference has been met, Common Interests can receive distribution pro-rata with all members according to the number of Common Interests held. The Company redeemed 9,034 and 2,372, Common Interests in 2021 and 2020 on a pro rata basis, respectively.

Warrants In connection with the issuance of Preferred Interests with one of its members, in December 2019, the Company issued 1,826 warrants to purchase Series A Preferred Interests. The warrants have an exercise price per Series A Preferred Interest of $548 and an aggregate purchase price of $1,000,000. The warrants vest over four years in the following manner: 460 Series A Preferred Interests at December 13, 2020; 453 Series A Preferred Interests at December 31, 2021; 460 Series A Preferred Interests at December 31, 2022; and 453 Series A Preferred Interests at December 13, 2023. At December 31, 2021, the company had 913 warrants outstanding and 913 that are exercisable. The fair value of the warrants was estimated at issuance date using a market approach valuation. The grant date fair value of the outstanding warrants was $7,750, recorded in members’ equity upon issuance as the warrants will be settled with Series A Preferred Interests. The company recorded $7,750 and will record $3,844 and $3,905 in 2022 and 2023, respectively.

Acquisition on Noncontrolling Interests On November 24, 2021 Mr. Mango LLC increased its interest in Skybound Games Studios, Inc. from 70% to 100% by issuing “Common Interests” to the holders of the minority interests. Common interests are equivalent to common equity units in the LLC per LLC Operating Agreement. The amount of Common Interests issued by the Company to both parties amount to 2,286.

On November 24, 2021 the Company also issued the sellers stock appreciation rights referred to as Common Interest Appreciation Right Units (CIARs). Each seller received 13,031 CIAR Units. 20% of CIAR vest immediately on the grant date, at the fair market value of $290, while 80% of granted CIARs vest quarterly over the period through July 1, 2025, according to the terms of Common Interest Appreciation Rights Agreement (CIAR Agreement). As of June 30, 2022, the CIARs were 40% vested. The grant date fair value of $5,561,206.

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The Company recognizes the vesting of CIARs, post acquisition date on November 24, 2021 as compensation expense for post-acquisition services, measured at fair value on the grant date The Company recognized $92,687 of expense in December 2021. The Company will recognize the compensation expense ratably from the grand date of November 24, 2021 through the end of the vesting period of July 1, 2025.

Terms of CIAR agreement define certain contingent redemption by the Company including potential redemption of vested CIARs in cash.

Incentive Plan The Company has reserved 99,300 Common Interests for issuance under the Mr. Mango LLC 2019 Equity Incentive Plan. The Company started making issuances under this plan starting in January of 2022.

11. RELATED PARTY TRANSACTIONS

The Company is a guarantor on a mortgage loan for B&C and Spicy. The loan balance as of June 30, 2022 amounted to $19,413,019 and $8,024.000, respectively. Both notes are secured by buildings owned by B&C and Spicy and leased to the Company. The Company may be required to perform under the notes should B&C and/or Spicy default on its obligations. Management does not anticipate any requirement to pay in the near future. Management believes the Company, B&C and Spicy are following any covenants and restrictions related to both loans.

The Company leases 9570 W. Pico Blvd., Los Angeles CA 90035, under an operating lease agreement from B&C and 10911 Riverside Dr., North Hollywood CA 91602, under an operating lease from Spicy. The Company currently makes monthly payments until March 2029. The 2022 monthly lease payments to B&C and Spicy are $90,812 and $46,920, respectively. The agreement provides for annual increases of 2% of base rent in the immediately preceding year. Rent due to B&C and Spicy totaled $0 as of June 30, 2022.

The Company incurs expenses to make building improvements which are reimbursed by B&C and Spicy. As of June 30, 2022, B&C and Spicy owes the Company $287,286 and $528,171, respectively, for building improvements recorded in Due from Related Parties on the consolidated balance sheet.

The Company has a royalty agreement with one of its members for 15% on sales of comics, and sales at conventions and merchandise sold, 30% on local licensing and 70% on international comic licensing. Total royalty expense to related parties of $3,278,750 was incurred for the six-month period ending June 30, 2022.

As of June 30, 2022, the Company had two outstanding, related party, loan receivables totaling in the amount of $290,000. The Company calculates interest at 2.05% per annum. The loans can be paid off any time prior to their due dates of May 23, 2023, and July 23, 2026

12. COMMITMENTS AND CONTINGENCIES

Operating Leases The Company is obligated under non-cancellable operating leases for certain facilities and equipment which expire on various dates through December 2026. Total rent expense to related parties, B&C and Spicy was $19,413,019 and $8,024,000, respectively for the six months ending June 30, 2022 (see Note 11). Total rent expense including tax expense to unaffiliated parties was $787,310 for the six months ending June 30, 2022 (see Note 10). Rent expense is included in cost of goods sold and operating expenses on the accompanying consolidated statements of income.

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The following is a summary of future annual minimum lease payments on all operating leases as of:

	Related Party (see Note 9)	Straight-Line Rent Expense	Deferred Rent Ending Balance
2022	$1,512,032	$1,560,898	$(157,884)
2023	1,683,033	1,710,391	(185,241)
2024	1,716,694	1,710,391	(178,938)
2025	1,751,027	1,710,391	(138,302)
2026	1,786,048	1,710,391	(62,644)
2027	618,594	597,971	(42,021)
2028	630,966	597,971	(9,024)
2029	158,519	149,492	-
Total	$9,856,913	$9,747,896	$-

Litigation the Company is subject to certain legal proceedings and claims that arise in the normal course of business. The Company does not believe the amount of liability, as a result of these types of proceedings and claims will have a materially adverse effect on the Company’s consolidated financial position, results of operations, and cash flows.

From time to time, the Company encounters content and items for sale that may infringe their copyrights, trademarks, and domain names available on various online retail and streaming platforms and other websites, such as unauthorized fan reviews featuring extensive copying of Company-owned properties, unauthorized shows that copy the look and feel of Company owned digital content and unauthorized t-shirts bearing the Skybound logo or free downloads of comic book issues. The company addresses such possible infringement in the ordinary course of business consistent with advice of the Company’s counsel.

In connection with a third-party software development contract breach, the Company received a settlement of $2,000,000, in 2020, recorded as Settlement Income in Other Income on the consolidated statement of income and comprehensive income. The counterparty failed to develop a game by a certain release date which created missed opportunities for the Company in terms of publishing and other opportunities.

The corporate headquarters was served with a civil lawsuit on January 15, 2021 alleging negligence that led to a trip and fall on the sidewalk outside of the corporate headquarters building. Neither the Company nor any Company Subsidiary is a party to any litigation at this time. The Company is making this disclosure for informational purposes.

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13. REVENUES

The company generates revenue primarily through the sale of physical and digital product, licensing and royalties, and certain services, including production and marketing services. In accordance with ASC 606, the following table represents a disaggregation of the Company’s revenue for the six-month period ending June 30, 2022:

For the six-month period ending June 30, 2022		%
Physical product sales	$7,275,915	15%
Digital product sales	3,442,275	7%
Licensing and royalty	14,442,624	30%
Services	22,350,167	47%
Other	697,228	1%
Net sales	$48,208,209	100%

In accordance with ASC 606, the following table represents a disaggregation of the Company’s revenue for the six months ending June 30, 2022, which is recognized over time:

Deferred revenue rollforward for the six-month period ending June 30, 2022
	Beginning Balance	New Transactions	Revenue	Ending Balance

Physical product	$1,997,343	$263,722	$(1,580,312)	$680,753
Licensing and royalties	3,642,657	2,692,000	(3,499,154)	2,835,503
Services	5,640,313	20,758,528	(16,687,067)	9,711,774
	$11,280,313	$23,714,250	$(21,766,533)	$13,228,030

The Company engages in kickstarter campaigns that generate revenue on unfulfilled campaigns. The Company classifies these revenues as deferred and recognizes the revenue at the point the campaign reaches fulfillment. The average length of a Kickstarter is fifteen months.

Future annual revenues from deferred revenues are as follows:

2022	2023	2024	2025	2026
$8,218,324	$1,592,881	$609,547	$542,881	$316,680

14. EMPLOYEE BENEFIT PLAN

The Company maintains a 401(k) retirement plan (the “Plan”) that covers eligible employees of the Company. Under the terms of the Plan, employees may make voluntary contributions, subject to certain limitations, and the Company may make discretionary contributions to the Plan. The Company contributed $135,187 for the six-month period ending June 30, 2022, which is included in operating expenses on the accompanying consolidated statements of income and comprehensive income. The contributions represent 100% match of the employee’s 401(k) contributions after three months of employment, based on contributions up to 4%.

F-50

MR. MANGO LLC AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

JANUARY 1, 2022 THROUGH JUNE 30, 2022

15. SUBSEQUENT EVENTS

The Company evaluated subsequent events that occurred from July 1, 2022 through the date of the independent auditor’s report, which is the date that the consolidated financial statements were available to be issued, and determined that there were no subsequent events or transactions that required recognition or disclosure in the consolidated financial statements, except as noted below:

In August 2022, the Company entered into a multi-tranche investment and made the first tranche payment of $2,000,000 in Mega Cat Studios, a private video game development company. Game development resources are extremely tight, so this investment allows the Company to lock in future product flow more reliably

.

In September 2022 we created a new subsidiary, Skybound Japan. The purpose of this entity is to explore opportunities in Anime TV development.

In August 2022, the Company paid $2,702,429 for the third tranche of its investment in 5th Planet Games, increasing the Company ownership to 47.1% (see note 6).

On October 24, 2022 the managing members approved a forward limited liability company equity interest split for which 7.18732 limited liability company equity interests will be exchanged for each Common Interest and Preferred Interest held. All limited liability company equity interests and related amounts have been retroactively restated for all periods presented.

F-51

Items 16/17

Index to Exhibits/Description of Exhibits

Exhibit Number	Description

1.1	Engagement Agreement with OpenDeal Broker LLC
2.1	Sixth Amended and Restated Limited Liability Operating Agreement*
2.2	First Amendment to the Sixth Amended and Restated Limited Liability Operating Agreement*
2.3	Second Amendment to the Sixth Amended and Restated Limited Liability Operating Agreement*
2.4	Third Amendment to the Sixth Amended and Restated Limited Liability Operating Agreement*
3.1	Warrant to Purchase Shares of Common between Bumbio LLC, Skybound Interactive, LLC, and Scopely, Inc.
4.1	Subscription Agreement
6.1	Secured Loan Agreement between Mr. Mango LLC and Ian Howe
6.2	Investment Agreement between 5th Planet Games A/S and Skybound Game Studios, Inc.
6.3	Master Agreement between East West Bank and Skybound Game Studios
11.1	Consent of dbbmckennon
12.1	Legal Opinion of Ross Law Group, PLLC

 * Previously filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A/A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 28, 2022.

MR. MANGO LLC

By:	/s/ David Alpert
Name:	David Alpert
Title:	CEO (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form 1-A/A has been signed by the following persons in the capacities and on the dates indicated.

/s/ David Alpert
Name:	David Alpert
Title:	CEO, Secretary, and Manager
Date:	November 28, 2022

/s/ Jon Goldman
Name:	Jon Goldman
Title:	Chairman and Manager
Date:	November 28, 2022

/s/ Robert Kirkman
Name:	Robert Kirkman
Title:	Chairman, Chief Creative Officer, and Manager
Date:	November 28, 2022

/s/ Carmen Carpenter
Name:	Carmen Carpenter
Title:	Manager
Date:	November 28, 2022

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